UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Ferro Corporation

(Name of Registrant as Specified In Its Charter)

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PROXY STATEMENT
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION DISCUSSION & ANALYSIS
2010 EXECUTIVE COMPENSATION
PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010
OTHER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION
PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL FOUR: ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING
SHAREHOLDER VOTING
MISCELLANEOUS

FERRO CORPORATION 100O LAKESIDE AVENUE CLEVELAND, OHIO 44114-1147 USA TELEPHONE: (216) 641-8580 FACSIMILE: (216) 875-7266 WEBSITE: www.ferro.com

March 29, 2011

Dear Shareholder:

I cordially invite you to attend the 2011 Annual Meeting of Shareholders of Ferro Corporation, which will be held on Friday, April 29, 2011. The meeting will be held at our corporate offices located at 1000 Lakeside Avenue in Cleveland, Ohio, and will begin at 10:00 a.m. (Eastern Time). At the 2011 Annual Meeting, shareholders will (i) vote on the election of four Directors, (ii) vote on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011, (iii) vote in a non-binding advisory capacity to approve our executive compensation, (iv) vote in a non-binding advisory capacity to approve the frequency of the advisory vote on our executive compensation, and (v) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. The following Proxy Statement contains information about the Directors, a description of our corporate governance practices, information about our relationship with Deloitte & Touche LLP, a description of our executive compensation and other relevant information about our Company and the Annual Meeting.

Regardless of the number of shares you own, your participation is important. I urge you to vote as soon as possible by telephone, the Internet or mail, even if you plan to attend the meeting. You may revoke your proxy at any time before the meeting regardless of your voting method. If you choose, you may also vote your shares personally at the meeting. In any case, your vote is important.

I look forward to seeing you at the Annual Meeting.

Very truly yours,

James F. Kirsch
Chairman, President and
Chief Executive Officer

PROXY STATEMENT

This document is the Notice of Meeting and the Proxy Statement of the Board of Directors of Ferro Corporation (the “Board”) in connection with the Annual Meeting of Shareholders to be held on April 29, 2011, at 10:00 a.m. (Eastern Time).

Who is soliciting my proxy with this Proxy Statement?

The Board of Directors of Ferro is soliciting your proxy in connection with Ferro’s Annual Meeting of Shareholders.

Where and when will the meeting be held?

This year’s meeting will be held on April 29, 2011, at the Company’s corporate headquarters located at 1000 Lakeside Avenue in Cleveland, Ohio. The meeting will begin at 10:00 a.m. (Eastern Time). Parking is available at nearby facilities.

What will be voted on at the meeting?

At the meeting, shareholders will vote on the election of four Directors for terms ending in 2014, vote on the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2011, vote in a non-binding advisory capacity to approve the Company’s executive compensation, vote in a non-binding advisory capacity on the frequency of the advisory vote on the Company’s executive compensation, and transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

What if I wish to attend the meeting?

If you wish to attend the meeting, you should so indicate on the enclosed attendance response card and return the card to Ferro. This will assist with meeting preparations and expedite your admission to the meeting.

Who is entitled to vote at the meeting?

The record date for this meeting is March 4, 2011. On that date, we had 86,558,144 shares of Common Stock (which have a par value of $1.00 per share) and 203,282 shares of Series A ESOP Convertible Preferred Stock (which have no par value) outstanding. Each of these shares will be entitled to one vote at the meeting. (The Common Stock and Series A ESOP Convertible Preferred Stock will vote together as a single class.)

How do I vote?

If you are a registered shareholder, you may cast your vote in person at the meeting or by any one of the following ways:

By Telephone:  You may call the toll-free number (1-888-652-8683) printed on your proxy card. Follow the simple instructions and use the personalized control number printed on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Telephone voting is available 24 hours a day. Telephone voting is available through 11:59 p.m. Eastern Time on April 28, 2011. If you vote by telephone, you do not need to return your proxy card.

Over the Internet:  You may visit the Web site (www.investorvote.com/FOE) printed on your proxy card. Follow the simple instructions and use the personalized control number printed on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Internet voting is available 24 hours a day. Internet voting is available through 11:59 p.m. Eastern Time on April 28, 2011. If you vote over the Internet, you do not need to return your proxy card.

By Mail:  You may mark, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope.

If you are a beneficial holder (your shares are held through your bank or broker), you will receive instructions on how to vote your shares with these proxy materials.

What if I change my mind before the meeting?

If you change your mind, you may revoke your proxy by giving us notice, either in writing before the meeting to: Secretary, Ferro Corporation, 1000 Lakeside Avenue, Cleveland, Ohio 44114-1147 USA or at the meeting itself. (If you do revoke your proxy during the meeting, it will not, of course, affect any vote that has already been taken.)

What if I submit a proxy without giving specific voting instructions?

If you properly submit a proxy without giving specific voting instructions, the individuals named as proxies on the proxy card will vote your shares:

o	FOR the election of the four nominees for Director named on page 3.

o	FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2011.

o	FOR the approval of the executive compensation of the Company’s named executive officers.

o	ONE YEAR for the frequency of an advisory vote on the executive compensation of the Company’s named executive officers.

o	In accordance with the best judgment of the individuals named as proxies on the proxy card on any other matters properly brought before the Annual Meeting.

Will my shares be voted if I do not provide my proxy?

If you are a registered shareholder and do not submit a proxy, you must attend the meeting in order to vote your shares.

If you hold shares through an account with a bank or broker, your shares may be voted even if you do not provide voting instructions to your bank or broker. Banks and brokers have the authority under the rules of the New York Stock Exchange, or NYSE, to vote shares for which their customers do not provide voting instructions on certain routine matters. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is considered a routine matter for which banks and brokers may vote without specific instructions from their customers. You must provide voting instructions to your bank or broker for your shares to be voted on all other matters presented at the Annual Meeting.

PROPOSAL ONE: ELECTION OF DIRECTORS

At the Annual Meeting, shareholders will consider the election of four Directors for terms ending in 2014. The Directors are divided into three classes with each class having a minimum of three Directors. The Directors in each class are elected for terms of three years so that the term of office of one class of Directors expires at each Annual Meeting. The following pages contain information about Ferro’s Directors, including both the nominees for re-election and the Directors whose terms will not expire at this meeting.*

Nominees for Election at this Annual Meeting

The current terms of office of Sandra Austin Crayton, Richard J. Hipple, William B. Lawrence and Timothy K. Pistell will expire on the day of this Annual Meeting (as soon as they or their successors are elected). The Board has nominated each of these incumbents for re-election at this Annual Meeting. Following is information about the four Directors nominated for re-election at this Annual Meeting:

SANDRA AUSTIN CRAYTON Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option: Committee Assignments:	63 1994 This Annual Meeting 37,167 shares 33,000 shares Audit Committee Governance & Nomination Committee

Biographical Information:

Ms. Crayton is a Managing Director with Alvarez and Marsal, a professional services firm. Ms. Crayton joined the firm in January 2006. Prior to that, Ms. Crayton was President and Chief Executive Officer of PhyServ, LLC, a health care billing, collections, receivables and information company. Ms. Crayton was appointed Senior Vice President and General Manager of the Medical/Surgical and Psychiatry Management Centers of University Hospitals of Cleveland in 1988. From 1990 to 1994, she served as Executive Vice President and Chief Operating Officer of The University of Chicago Hospitals. In 1994, she was appointed President of Caremark Clinical Management Services, a division of Caremark Rx, Inc. In 1995, Ms. Crayton was named President of Caremark Physician Services, a division of Caremark, Inc., which provides physician practice management services. Between 1997 and 1999, Ms. Crayton was President and Chief Executive Officer of Sedona Health Care Group, Inc. In 1999, she became President and Chief Executive Officer of PhyServ LLC and retired from that position in 2001, when the company was acquired.

Ms. Crayton formerly served as a director of Gambro AB (a medical technology and healthcare company) and NCCI Holdings, Inc. (a workers’ compensation database management firm).

 *  For each of the Directors, the number of shares reported as “Common Stock Owned” is as of March 4, 2011, the record date for the Annual Meeting, and includes shares that the Director owns beneficially, deferred shares and deferred stock units that are converted to Common Stock after a one-year vesting period. The number of shares reported as “Common Stock Under Option” is as of March 4, 2011, but includes shares subject to options that would be issued if the Director exercised all stock options vested within 60 days after March 4, 2011.

RICHARD J. HIPPLE Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option: Committee Assignments:	58 2007 This Annual Meeting 22,800 shares 0 shares Compensation Committee (Chair)

Biographical Information:

Mr. Hipple is the Chairman of the Board, President and Chief Executive Officer of Materion Corporation (formerly known as Brush Engineered Materials Inc.), a manufacturer of high-performance engineered materials. Mr. Hipple has served as Chairman of the Board and Chief Executive Officer of Materion since May 2006 and President of Materion since May 2005. Mr. Hipple was Vice President of Strip Products of Materion from July 2001 until May 2002, when he became President of Alloy Products of Materion. Prior to joining Materion, Mr. Hipple was President of LTV Steel Company, a business unit of the LTV Corporation.

WILLIAM B. LAWRENCE Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option: Committee Assignments:	66 1999 This Annual Meeting 35,170 shares 33,000 shares Compensation Committee Governance & Nomination Committee (Chair)

Biographical Information:

Before the sale of TRW Inc. to Northrop Grumman in December 2002 and his retirement from TRW in February 2003, Mr. Lawrence served as TRW’s Executive Vice President, General Counsel & Secretary. TRW was a provider of advanced technology products and services for the global automotive, aerospace and information systems markets. Mr. Lawrence first joined TRW in 1976 as counsel specializing in securities and finance. He held positions of increasing responsibility within the TRW law department until his appointment as TRW’s Executive Vice President of Planning, Development and Government Affairs in 1989 and a member of TRW’s Management Committee. In 1997, Mr. Lawrence was named to the additional position of Executive Vice President, General Counsel & Secretary.

Mr. Lawrence also serves as a director of Materion Corporation (formerly known as Brush Engineered Materials Inc.), a manufacturer of high-performance engineered materials.

TIMOTHY K. PISTELL Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option: Committee Assignments:	63 2010 This Annual Meeting 10,200 shares 0 shares Audit Committee

Biographical Information:

Mr. Pistell was elected to the Board in September 2010.

Mr. Pistell currently serves as the Executive Vice President — Finance & Administration and Chief Financial Officer of Parker Hannifin Corporation, a leading diversified manufacturer of motion and control technologies and systems. On November 29, 2010, Parker Hannifin announced Mr. Pistell’s plans to retire from his position as Executive Vice President — Finance & Administration and Chief Financial Officer effective March 31, 2011. Mr. Pistell was appointed the Executive Vice President — Finance & Administration in April 2005 and has been Chief Financial Officer since April 2003. Prior to his appointment as Chief Financial Officer of Parker Hannifin, Mr. Pistell served as the company’s Vice President — Treasurer from July 1993 to April 2003.

Ms. Crayton and Messrs. Hipple, Lawrence and Pistell have each agreed to stand for re-election. While we have no reason to believe that any of these nominees will be unable or unwilling to serve at the time of the Annual Meeting, in the unlikely event any of them does not stand for re-election, the shares represented by proxy at the Annual Meeting may be voted for the election of a substitute nominee named by the Board.

Vote Required

The four nominees who receive the greatest number of votes cast by the shares present, in person or by proxy, and entitled to vote will be elected Directors. Abstentions and broker non-votes will not be considered as shares voted for or against the election of the nominees. If you return a proxy without giving specific voting instructions, then your shares will be voted for the election of Ms. Crayton and Messrs. Hipple, Lawrence and Pistell. If you own your shares through a bank or broker and do not provide specific voting instructions to the bank or broker or do not obtain a proxy to vote those shares, then your shares will not be voted in the election of Directors.

If the election of Directors is by cumulative voting (see page 48 below), the persons appointed by your proxy intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment to elect as many of the Board nominees as possible.

Board Recommendation

The Board recommends that you vote “FOR” the election of Ms. Crayton and Messrs. Hipple, Lawrence and Pistell. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

Directors Continuing in Office

The following are the Directors who will continue in office after the Annual Meeting:

RICHARD C. BROWN Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option: Committee Assignments:	51 2009 2013 12,200 shares 0 shares Compensation Committee

Biographical Information:

Mr. Brown currently serves as the Chief Executive Officer of Performance Fibers, a global leader in high-performance industrial fibers and related materials. Mr. Brown has worked in chemical and chemical-related businesses for the majority of his career and has strong international experience. Prior to joining Performance Fibers, Mr. Brown was Vice President and President of the Performance Chemicals Business of W.R. Grace & Co. from 2005 until 2007. Prior to his position with W.R. Grace & Co., Mr. Brown spent 19 years at General Electric Company, where he served as the President & Global Business Unit Leader of GE Advanced Materials and Silicones from 2003 until 2005 and President and General Manager of General Electric Sealants and Adhesives from 1999 until 2003.

Mr. Brown also serves as a director of Kraton Polymers LLC, a leading producer of engineered polymers and styrenic block copolymers.

JENNIE S. HWANG, Ph.D. Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option: Committee Assignments:	63 2001 2012 24,925 shares 30,500 shares Audit Committee Governance & Nomination Committee

Biographical Information:

Dr. Hwang has over 30 years of experience in materials, electronics, chemicals and coatings through her management and/or ownership of businesses. She has served as the President of H-Technologies Group since 1994, encompassing international business, worldwide manufacturing services, intellectual property management and joint ventures. Dr. Hwang is an invited guest columnist for Global Solar Technology magazine. Dr. Hwang was also the Chief Executive Officer of International Electronic Materials Corporation (a manufacturing company she founded, which was later acquired). Earlier in her career, Dr. Hwang held senior executive positions with Lockheed Martin Corp., SCM Corp. and The Sherwin-Williams Company. Dr. Hwang holds a Ph.D. in engineering and M.S. degrees in liquid crystals and in chemistry. She has served as National President of the Surface Mount Technology Association and in other global leadership positions and is an international speaker and author of more than 300 publications and several textbooks on leading technologies and global market thrusts. Dr. Hwang has been elected to the National Academy of Engineering and International Hall of Fame (Women in Technology).

Dr. Hwang is a board member of Singapore Asahi Chemical Industries, Pte. Ltd. (a Singapore chemical company) and Case Western Reserve University and formerly served on the board of Second Bancorp, Inc.

GREGORY E. HYLAND Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option: Committee Assignments:	60 2009 2013 12,200 shares 0 shares Compensation Committee Goverance & Nomination Committee

Biographical Information:

Mr. Hyland has comprehensive operations, sales and international experience in multiple industries. Mr. Hyland currently serves as Chairman, President and Chief Executive Officer of Mueller Water Products, Inc. Prior to joining Mueller Water Products, Inc., Mr. Hyland served as Chairman, President and Chief Executive Officer of Walter Industries, Inc. from September 2005 until December 2006. Prior to that time, Mr. Hyland served as President, U.S. Fleet Management Solutions of Ryder System, Inc. from June 2005 to September 2005. He served as Executive Vice President, U.S. Fleet Management Solutions of Ryder from October 2004 to June 2005.

JAMES F. KIRSCH Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option:	53 2005 2012 256,722 shares 524,511 shares

Biographical Information:

Mr. Kirsch was elected Chairman of Ferro’s Board of Directors in December 2006. He was appointed Chief Executive Officer and a Director in November 2005. Mr. Kirsch joined Ferro in October 2004 as its President and Chief Operating Officer. Prior to joining Ferro, Mr. Kirsch served as President of Premix Inc. and Quantum Composites, Inc., manufacturers of thermoset molding compounds, parts and sub-assemblies for the automotive, aerospace, electrical and HVAC industries. Prior to that, from 2002 through 2004, he served as President of Quantum Composites, Inc. From 2000 through 2002, he served as President and director of Ballard Generation Systems and Vice President for Ballard Power Systems in Burnaby, British Columbia, Canada. Mr. Kirsch started his career with The Dow Chemical Company, where he spent 19 years and held various positions of increasing responsibility, including global business director of Propylene Oxide and Derivatives and Global Vice President of Electrochemicals.

Mr. Kirsch also serves as a director of Cliffs Natural Resources Inc. (an international mining and natural resources company).

WILLIAM J. SHARP Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option: Committee Assignments:	69 1998 2012 34,425 shares 33,000 shares Governance & Nomination Committee

Biographical Information:

Mr. Sharp serves as a consultant to various private equity groups. In 2001, Mr. Sharp retired as President of North American Tire for The Goodyear Tire & Rubber Company, a tire, engineered rubber products and chemicals manufacturer. Mr. Sharp began his career with Goodyear in 1964. Following various assignments in the United States and abroad, he was named director of European Tire Production in 1984. He was appointed Vice President of Tire Manufacturing in 1987 and later Executive Vice President of Product Supply in 1991. In 1992, he became President and General Manager of Goodyear’s European Regional Operations. He was elected President of Goodyear Global Support Operations in 1996 and served as President of North American Tire of Goodyear from 1998 until his retirement in 2001.

Mr. Sharp is also a director of Jiangsu Xingda Tyre Cord Co. Ltd. (a Chinese tire component supplier), Exceed Company Ltd. (a designer and distributor of footwear, apparel and accessories), 2020 ChinaCap Acquirco, Inc. (a special purpose entity, which was acquired by Exceed Company Ltd. in October 2009) and Theotino, Inc. (a specialty IT outsourcing company dedicated to servicing small and medium enterprises worldwide).

RONALD P. VARGO Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option: Committee Assignments:	57 2009 2013 17,200 shares 0 shares Audit Committee (Chair) Compensation Committee

Biographical Information:

Mr. Vargo has extensive global experience in treasury, investor relations, business strategy, acquisitions and divestitures, finance, and operations in global corporations. On March 1, 2010, Mr. Vargo was named Vice President and Chief Financial Officer of ICF International effective April 1, 2010. Prior to joining ICF International, Mr. Vargo served as the Executive Vice President and Chief Financial Officer of Electronic Data Systems (“EDS”) and served as a member of the EDS Executive Committee. Mr. Vargo joined EDS in 2004 as Vice President and Treasurer and was promoted to Co-Chief Financial Officer in March 2006. Before joining EDS, Mr. Vargo served as Corporate Treasurer and Vice President of Investor Relations at TRW Inc., now part of Northrop Grumman, until 2003.

Board Meetings and Attendance

During 2010, the Board met 7 times and each Director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served. Mr. Pistell, who was elected to the Board during September 2010, did not attend meetings until after his election. In accordance with Ferro’s Corporate Governance Guidelines, the Directors are encouraged to attend the Annual Meeting of Shareholders. All of the Directors who were in office at the time attended the 2010 Annual Meeting held on April 30, 2010.

CORPORATE GOVERNANCE

Corporate Governance

The Board of Directors and management believe that good corporate governance enhances investor confidence in Ferro and increases shareholder value. The imperative to continue to develop and implement best practices throughout Ferro’s corporate governance structure is fundamental to Ferro’s strategy to enhance performance by creating an environment that increases operational efficiency and ensures long-term productivity and growth. Sound corporate governance practices also ensure alignment with shareholder interests by promoting fairness, transparency and accountability in business activities among employees, management and the Board. Representative steps Ferro has taken to fulfill this commitment include, among others:

o	The Board has long followed, both formally and informally, corporate governance principles designed to assure that the Board, through its membership, composition and committee structure, is able to provide informed, competent and independent oversight of the Company;

o	All members of the Audit Committee, Compensation Committee and Governance & Nomination Committee are independent under Ferro’s Guidelines for Determining Director Independence, which meet or exceed the independence standards set forth by the NYSE;

o	The non-management members of the Board, all of whom are independent, meet regularly without the presence of management;

o	All Directors, officers and employees are responsible for complying with Ferro’s policies on business conduct and ethics;

o	The charters for the committees of the Board clearly establish each committee’s respective roles and responsibilities;

o	Ferro has a hotline available to all employees and our Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls and auditing matters to encourage employees to report questionable activities to the legal department and Audit Committee;

o	Ferro’s internal audit function maintains critical oversight over key areas of Ferro’s business and financial processes and controls, and reports directly to the Audit Committee;

o	Ferro’s independent accountants report directly to the Audit Committee; and

o	Ferro has established procedures for shareholders to communicate directly and confidentially with the Lead Director or the non-management Directors.

Corporate Governance Principles

The Board has adopted Corporate Governance Principles. These Corporate Governance Principles, which may be found on Ferro’s Web site (www.ferro.com), are intended to assure that Ferro’s Director qualifications, committee structure and overall Board processes provide good corporate governance and independent oversight of the Company’s management.

Director Independence

The Board has also adopted formal Guidelines for Determining Director Independence, which are available on Ferro’s Web site (www.ferro.com). The purpose of these Guidelines is to assist the Board in its evaluation of and determination as to the independence of members of the Board. The Guidelines meet or exceed in all respects the standards set forth in section 303A of the New York Stock Exchange listing standards, and the Board has determined that all Directors, other than Mr. Kirsch, qualify as “independent” under such standards.

Board Committees

The Board of Directors has three committees, which are the Audit Committee, the Compensation Committee and the Governance & Nomination Committee.

Audit Committee

The Audit Committee assists the Board with oversight of the integrity of Ferro’s financial statements, compliance with legal and regulatory requirements relating to Ferro’s financial reports, Ferro’s independent registered public accounting firm’s qualifications, independence, and performance, the performance of the internal audit and risk management functions, compliance with legal and ethical policies and accounting practices and systems of internal controls. The Audit Committee is not, however, responsible for conducting audits, preparing financial statements or the accuracy of any financial statements or filings, all of which remain the responsibility of management and the Company’s independent registered public accounting firm. The Audit Committee’s charter may be found on Ferro’s Web site (www.ferro.com).

The current members of the Audit Committee are Ms. Crayton, Dr. Hwang and Messrs. Pistell and Vargo. Messrs. Brown, Lawrence and Sharp and former directors, Messrs. Premdas and Sullivan, also served on the Audit Committee during 2010. Mr. Sharp served as the Chair of the Audit Committee until the date of the 2010 annual meeting. Since the date of the 2010 annual meeting, Mr. Vargo has served as the Chair of the Audit Committee. Each member of the Audit Committee is “independent” as required under section 301 of the Sarbanes-Oxley Act of 2002, as well as under the standards contained in section 303A of the New York Stock Exchange’s listing standards and the Company’s Guidelines for Determining Director Independence. The Board has designated Mr. Vargo as the Audit Committee’s named financial expert, as defined in section 407 of the Sarbanes-Oxley Act and the Securities and Exchange Commission’s (the “SEC”) rules under that statute. (Mr. Vargo’s biography is on page 8 above.) Each member of the Audit Committee has the requisite financial literacy required under section 303A of the New York Stock Exchange (the “NYSE”) listing standards to serve on the Audit Committee.

The Audit Committee met 7 times in 2010. The Audit Committee’s report is on page 45 below.

Compensation Committee

The Compensation Committee is responsible for recommending policies for compensation of Directors and setting the compensation of the Senior Management Committee, which is comprised of the Company’s executive officers. The Compensation Committee also oversees the various compensation and benefit plans and policies of the Company generally. The Compensation Committee’s charter may be found on Ferro’s Web site (www.ferro.com).

The current members of the Compensation Committee are Messrs. Brown, Hipple, Hyland, Lawrence and Vargo. Mr. Sharp and former directors, Messrs. Bulkin and Mee, also served on the Compensation Committee during 2010, with Mr. Bulkin serving as the Chair until the date of the 2010 annual meeting. Following the 2010 annual meeting, Mr. Hipple has served as the Chair of the Compensation Committee. All members of this Committee meet the “independence” standards contained in section 303A of the NYSE’s listing standards and the Company’s Guidelines for Determining Director Independence.

The Compensation Committee met 5 times in 2010. The Compensation Committee’s report is on page 26 below.

The Compensation Committee retained Towers Watson (formerly Towers Perrin), a nationally recognized executive compensation consulting firm, to serve as its compensation consultant until the third quarter of 2010. During the third quarter of 2010, the Committee retained Pay Governance LLC (“Pay Governance”) as its compensation consultant. Pay Governance is a consulting firm formed by former partners of Towers Watson, including the consultants that served the Compensation Committee. Pay Governance is totally independent of Towers Watson and only offers executive compensation consulting services, eliminating any potential concerns regarding the independence of the Compensation Committee’s advisor or conflicts of interest. Pay Governance assists with the design of pay plans and reviewing the effectiveness and competitiveness of the Company’s compensation programs. Pay Governance also provides the Compensation Committee and management with market data on the compensation programs of peer companies. To ensure that Pay Governance’s consulting services are independent and objective, the Compensation Committee and Pay Governance take the following steps: (i) Pay Governance reports directly to the Compensation Committee Chair; (ii) at least annually, the Compensation Committee conducts a review of Pay Governance’s performance; and (iii) Pay Governance’s fees are not linked to the size of the Company’s executive compensation programs.

The Chief Executive Officer (“CEO”) and Vice President, Human Resources make recommendations regarding compensation of the Senior Management Committee (other than for the CEO) based on competitive market data, internal pay equity, responsibilities and performance. The Compensation Committee makes all final determinations regarding executive compensation, including salary, bonus targets, equity awards and related performance goals. From time to time, the Compensation Committee delegates to the CEO and Vice President, Human Resources authority to carry out certain administrative duties regarding the compensation programs, including grants of equity awards to non-executive employees and new hires. For more information on how executive compensation decisions are made, see the “Executive Compensation Discussion & Analysis” section beginning on page 17 below.

Governance & Nomination Committee

The Governance & Nomination Committee is responsible for recommending to the Board corporate governance principles, overseeing adherence to the corporate governance principles adopted by the Board, recommending to the Board criteria and qualifications for new Board members, recommending to the Board nominees for election as Directors and recommending to the Board the composition and chairs of each committee. The Governance & Nomination Committee’s charter may be found on Ferro’s Web site (www.ferro.com).

The current members of the Governance & Nomination Committee are Ms. Crayton, Dr. Hwang and Messrs. Hyland, Lawrence and Sharp. Mr. Lawrence serves as the Chair. Former director, Mr. Sullivan, also served on the Governance & Nomination Committee during 2010. All members of this Committee meet the “independence” standards contained in section 303A of the NYSE’s listing standards and the Company’s Guidelines for Determining Director Independence.

The Governance & Nomination Committee met 3 times in 2010.

In its role as the nominating body for the Board, the Governance & Nomination Committee reviews the credentials of potential Director candidates (including potential candidates recommended by shareholders), conducts interviews and makes formal recommendations to the Board for the annual and any interim election of Directors. In making its recommendations, pursuant to the Company’s Corporate Governance Principles, the Governance & Nomination Committee considers a variety of factors, including skills, independence, background, experience, diversity and compatibility with existing Board members. The Governance & Nomination Committee may also consider such other factors as it deems appropriate in the best interests of the Company and its shareholders. The Governance & Nomination Committee does not have a policy exclusively focused on the consideration of diversity; however, diversity is one of the factors that the Governance & Nomination Committee considers when identifying potential Director candidates and making recommendations to the Board.

The Governance & Nomination Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. If any Board member is of retirement age or does not wish to continue in service or if the Governance & Nomination Committee or the Board decides not to nominate a member for re-election, then the Committee identifies the desired skills and experience in light of the criteria outlined above. The Governance & Nomination Committee then considers potential Director candidates that may be recommended by the Board, senior management, shareholders and consultants. During 2010, an independent member of the Board identified Mr. Pistell as a Director candidate.

The Governance & Nomination Committee considered each Director’s leadership experience, specific industry or manufacturing experience and familiarity with global operations. The Directors hold or have held executive officer positions in organizations that have provided them experience in operations, management, risk management and leadership development. The Board and the Governance & Nomination Committee believe that these skills and qualifications combined with each Director’s diverse background and ability to work in a positive and collegial fashion benefit Ferro and Ferro’s shareholders by creating a strong and effective Board. Set forth below are qualifications with respect to each member of the Board:

Mr. Kirsch brings to the Board an extensive understanding of Ferro’s business and has experience working as a senior officer for major organizations with international operations. As the Chief Executive Officer since 2005 and the Chairman of the Board since 2006, Mr. Kirsch has played an integral role in shaping Ferro’s strategic direction.

Mr. Brown’s distinguished career in chemical and chemical-related businesses and strong international experience adds to the Board relevant knowledge for Ferro’s future success. In addition, Mr. Brown has demonstrated leadership experience and currently serves as the chief executive officer of an industrial fibers company and a member of the board of another publicly traded company.

Ms. Crayton has experience serving in several senior management positions in both the public and private sector and is currently a managing director of Alvarez and Marsal, a professional services firm. In addition, Ms. Crayton has served as a director of the Company since 1994 and has extensive knowledge of the Company’s industry and its strategic challenges.

Mr. Hipple has leadership and management experience with a business that produces and supplies high performance engineered materials globally. Mr. Hipple currently serves as chairman of the board, chief executive officer and president of a publicly-traded company and provides the board with insight and experience leading a public company comparable in size and with international sales.

Dr. Hwang has three decades of international business experience in materials, electronics, chemicals and coatings through her management and/or ownership of businesses. She has served in a number of senior management positions, including president and chief executive officer. Her knowledge of the materials industries and experience in manufacturing infrastructure offers a broad perspective on the industries in which Ferro participates. In addition, she has served on international advisory boards and the boards of both public and private companies and non-profit organizations.

Mr. Hyland has comprehensive operations, sales and international experience in multiple industries, which will benefit the Company’s diverse business units. In addition, Mr. Hyland currently serves as the chairman, chief executive officer and president of another publicly traded company.

Mr. Lawrence has experience with legal compliance, risk assessment, government relations and business development in global automotive, aerospace and information systems markets. Mr. Lawrence served as secretary and general counsel of a Fortune 500 company and has extensive experience dealing with corporate governance issues. In addition, Mr. Lawrence also serves as a member of the board of another publicly traded company.

Mr. Pistell has extensive experience in corporate finance, treasury, international business and diversified manufacturing. In addition, Mr. Pistell has served in a number of senior management positions in accounting and finance including as the chief financial officer of a publicly traded company.

Mr. Sharp has extensive experience in international operations. He served in several senior management positions in the United States and abroad, which provides the Board with global perspective. In addition, Mr. Sharp serves as a member of the board of both public and private international companies.

Mr. Vargo has extensive experience in treasury, investor relations, business strategy, acquisitions and divestitures, finance and operations in global corporations. In addition, Mr. Vargo has served in numerous senior management positions at other publicly traded companies and is currently the chief financial officer of a publicly traded company.

The Governance & Nomination Committee will consider candidates for Director who are recommended by shareholders. Shareholder recommendations should be submitted in writing to: Secretary, Ferro Corporation, 1000 Lakeside Avenue, Cleveland, Ohio 44114-1147 USA. The recommendation letter should include the shareholder’s own name, address and the number of shares owned and the candidate’s name, age, business address, residence address and principal occupation, as well as the number of shares, if any, the candidate owns. The letter should provide all of the information that would need to be disclosed in the solicitation of proxies for the election of directors under federal securities laws. Finally, the shareholder should also submit the recommended candidate’s written consent to be elected and commitment to serve if elected. Ferro may also require a candidate to furnish additional information regarding his or her eligibility and qualifications.

Board Leadership Structure

Ferro’s board leadership structure is comprised of a combined Chief Executive Officer and Chairman of the Board of Directors and a Lead Director. Currently, Mr. Kirsch serves as the Chief Executive Officer and Chairman of the Board of Directors. Ferro believes that a combined Chief Executive Officer and Chairman of the Board role is appropriate because it provides an efficient and effective leadership structure for Ferro and ensures that the Board of Directors’ agenda and Ferro’s strategic objectives and challenges are aligned, that the Board of Directors is presented with information required for it to fulfill its responsibilities and that Board of Directors’ meetings are as productive and effective as possible.

Ferro’s non-management Directors, all of whom are independent, meet at regularly scheduled executive sessions several times each year. These meetings are chaired by a Lead Director selected from among the committee Chairs. Mr. Hipple, the Chair of the Compensation Committee, currently serves as the Lead Director. Neither the CEO nor any other member of management attends these meetings except in limited circumstances if requested by the Directors. Following each executive session, the Lead Director or the other non-management Directors shares with the CEO such observations, comments or concerns as the Lead Director and the other non-management Directors deem appropriate.

The independent Directors have access to Ferro management as they deem necessary or appropriate. In addition, the Chairs of the Audit Committee, Governance & Nomination Committee and Compensation Committee meet periodically with members of senior management.

Board’s Role in Risk Management Oversight

The Board oversees the Audit Committee, which has the primary role in risk management oversight. The Board receives periodic reports from the Audit Committee with respect to its discussions with management regarding Ferro’s guidelines and policies governing the assessment and management of risks, any major risk exposures and steps management has taken to monitor and control such exposures and Ferro’s use of certain financial instruments. Management uses an enterprise risk management process to identify, assess, manage and mitigate risks to the Company. Each of the CEO, Chief Financial Officer (“CFO”), the Director of Internal Audit and the General Counsel of the Company periodically report to the Audit Committee with respect to risk management. In addition, each of the CFO and the Treasurer periodically report to the Audit Committee with respect to financial risk management and Ferro’s use of certain financial instruments. With respect to risk related to compensation matters, the Compensation Committee considers, in establishing and reviewing Ferro’s executive compensation program, whether the program encourages unnecessary or excessive risk-taking. The Compensation Committee periodically reports to the Board. Ferro’s Board leadership structure facilitates the effectiveness of the risk oversight process by having an experienced Chairman and Chief Executive Officer who has extensive knowledge of and experience with the risks that Ferro faces.

Other Corporate Governance Measures

Finally, Ferro has adopted a series of policies dealing with business conduct and ethics. These policies apply to all Ferro Directors, officers and employees. A summary of these policies may be found on Ferro’s Web site (www.ferro.com), and the full text of the policies is available in print, free of charge, by writing to: Secretary, Ferro Corporation, 1000 Lakeside Avenue, Cleveland, Ohio 44114-1147 USA. The Audit Committee is responsible for the review and oversight of the Company’s ethical policies. The Audit Committee must approve any exception, amendment or waiver to these policies. In addition, a description of any exception, amendment or waiver to these policies with respect to the CEO, CFO and the Company’s principal accounting officer, controller or persons performing similar functions will be posted on the Company’s Web site within four business days following the date of the exception, amendment or waiver. Ferro also maintains a hotline that allows employees throughout the world to report confidentially any detected violations of these legal and ethical conduct policies consistent with local legal requirements and subject to local legal limitations. In addition, the Governance & Nomination Committee is responsible for reviewing and approving any related party transaction. Any shareholder or other interested party who wishes to communicate directly and confidentially with the Lead Director or the non-management Directors as a group may contact the non-management Directors at the following Web site: www.ferrodirectors.com. The non-management Directors will handle such communications confidentially.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership by Directors, Executive Officers and Employees

Ferro encourages share ownership by its Directors and executive officers and has ownership guidelines as described in Executive Compensation Discussion & Analysis. The information below shows beneficial ownership of Ferro Common Stock by (i) each Director, (ii) each executive officer named in the Summary Compensation Table on page 28 below, and (iii) all Directors and current executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to his or her shares of Common Stock. The information set forth below is as of March 4, 2011. None of our current Directors or executive officers own any of the outstanding shares of Series A ESOP Convertible Preferred Stock.

	Shares of	Shares of Common
	Common Stock	Stock Underlying
	Owned	Options Exercisable		Percentage of
	Directly or	Within 60 Days	Total Shares of	Outstanding
	Indirectly	of Record Date	Common Stock	Common Stock
Richard C. Brown(1)	8,000	0	8,000	*

Sandra Austin Crayton(1)	32,967	33,000	65,697	*

Richard J. Hipple(1)	18,600	0	18,600	*

Jennie S. Hwang(1)	20,725	30,500	51,225	*

Gregory E. Hyland(1)	8,000	0	8,000	*

James F. Kirsch(2)	256,722	524,511	781,233	*

William B. Lawrence(1)	30,970	33,000	63,970	*

Timothy K. Pistell(1)	6,000	0	6,000	*

William J. Sharp(1)	30,225	33,000	63,225	*

Ronald P. Vargo(1)	13,000	0	13,000	*

Officers Named in Summary Compensation Table

Thomas R. Miklich(2)	52,500	0	52,500	*

Michael J. Murry(2)	48,477	115,023	163,500	*

Peter T. Thomas(2)	47,149	110,283	157,432	*

Mark H. Duesenberg(2)	33,200	38,750	71,950	*

Sallie B. Bailey(2)	12,000	0	12,000	*

16 Directors and Executive Officers as a Group(3)	656,071	1,029,442	1,669,254	1.89%

*	Less than 1 percent.

(1)	Shares of Common Stock reported above does not include 4,200 deferred stock units awarded to each non-employee Director in February 2011, because no voting rights are conferred with the deferred stock units. The deferred stock units will be converted to Common Stock after a one-year vesting period, unless deferred into the Ferro Director Deferred Compensation Plan, and are subject to forfeiture if the recipient is no longer serving as a Director at the end of the deferral period except in the case of retirement, disability or death. Amounts reported include shares held on behalf of each Director under the Ferro Director Deferred Compensation Plan because the Directors have the ability to direct the voting of shares held in such plan.

(2)	Shares of Common Stock reported above include 27,500, 4,750 and 4,750 performance shares awarded to Mr. Kirsch, Mr. Murry and Mr. Thomas, respectively, with regard to the 2008-2010 performance period (all of which shares of Common Stock are subject to forfeiture under the LTIP), as well as 162,000, 27,500, 36,500, 36,500 and 33,200 restricted shares of common stock awarded to Mr. Kirsch, Mr. Miklich, Mr. Murry, Mr. Thomas and Mr. Duesenberg, respectively, under the LTIP, but do not include 45,626 “phantom” shares held for the accounts of Mr. Kirsch, Mr. Murry, Mr. Thomas and Mr. Duesenberg in the Supplemental 401(k) Plan. Shares of Common Stock reported above for Ms. Bailey do not include any performance shares or restricted shares because any unvested performance shares or restricted shares awarded to Ms. Bailey were forfeited upon the termination of her employment. See Employment Agreements and Termination and Change in Control Payments on page 35.

(3)	Shares reported above include 41,175 performance shares awarded to the executive officers with regard to the 2008-2010 performance period (all of which shares of Common Stock are subject to forfeiture under the terms of the respective plans), as well as 323,700 restricted shares of common stock, but do not include 50,362 “phantom” shares held for the accounts of the executive officers in the Supplemental Executive Defined Contribution Plan.

Stock Ownership by Other Major Shareholders

The following table sets forth information about each person known by us to be the beneficial owner of more than 5% of Ferro’s outstanding Common Stock or shares convertible into Common Stock.

	Nature and Amount of	Percentage of
	Beneficial Ownership	Outstanding
Name and Address of Beneficial Owner	(Shares of Common Stock)	Common Stock
Mario J. Gabelli and related entities(1) One Corporate Center Rye, New York 10017	11,073,181	12.86%

Lord, Abbett & Co., LLC(2) 90 Hudson Street Jersey City, NJ 07302	6,383,556	7.41%

BlackRock, Inc.(3) 40 East 52nd Street New York, NY 10022	5,694,297	6.61%

TIAA-CREF Investment Management, LLC, and related entities(4) 730 Third Avenue New York, NY 10017	5,100,743	5.92%

The Vanguard Group, Inc.(5) 100 Vanguard Blvd. Malvern, PA 19355	4,556,583	5.28%

(1)	We obtained the information regarding share ownership from the Schedule 13D/A filed August 18, 2010, by Mario J. Gabelli and related entities, which reported sole voting power as to 10,890,181 shares of Common Stock and sole dispositive power as to 11,073,181 shares of Common Stock as of August 17, 2010.

(2)	We obtained the information regarding share ownership from the Schedule 13G/A filed February 14, 2011, by Lord, Abbett & Co., LLC, and related entities, which reported sole voting power as 5,597,147 shares of Common Stock and sole dispositive power as to 6,383,556 shares of Common Stock as of December 31, 2010.

(3)	We obtained the information regarding share ownership from the Schedule 13G/A filed February 4, 2011, by BlackRock, Inc., which reported sole voting power as to 5,694,297 shares of Common Stock and sole dispositive power as to 5,694,297 shares of Common Stock as of December 31, 2010.

(4)	We obtained the information regarding share ownership from the Schedule 13G/A filed February 11, 2011, by TIAA-CREF Investment Management, LLC, and related entities, which reported sole voting power as to 5,100,743 shares of Common Stock and sole dispositive power as to 5,100,743 shares of Common Stock as of December 31, 2010.

(5)	We obtained the information regarding share ownership from the Schedule 13G filed February 10, 2011, by The Vanguard Group, Inc, which reported sole voting power as to 124,871 shares of Common Stock and sole dispositive power as to 4,431,712 shares of Common Stock as of December 31, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and Directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, Directors and greater than ten percent shareholders are required by SEC regulation to furnish Ferro with copies of all Section 16(a) forms they file.

To Ferro’s knowledge, based solely on review of the copies of such reports furnished to Ferro, during the fiscal year ended December 31, 2010, or with respect to such fiscal year, all Section 16(a) filing requirements were met, except for the disposition of 7,600 Common Shares by Dr. Hwang was filed late on a Form 5 and the disposition of 9,764 Common Shares by Mr. Thomas was filed late on a Form 4.

EXECUTIVE COMPENSATION DISCUSSION & ANALYSIS

Set forth below is a description of the process by which the Company, through its Compensation Committee, set the compensation of its Chief Executive Officer and other members of the Senior Management Committee for 2010. (The Senior Management Committee is comprised of the Company’s executive officers. See page 17 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.)

Executive Summary — 2010 Compensation Actions and Outcomes

The Company’s performance in 2010 demonstrated a strong recovery from 2009, a year in which financial performance was significantly impacted by the global recession. Financial performance exceeded the budgeted targets that had been established for the year for all metrics. Net sales increased by 26.8% compared with 2009 and gross margin percentage, excluding precious metals, increased to 27.1% of sales from 22.4% in the prior-year period. Operating profit margin increased to 11.1% of sales excluding precious metals, up from 4.2% for 2009. Both the gross margin and the operating profit margin have been adjusted to exclude special charges. Also during 2010, the Company successfully refinanced its debt offerings to extend maturities, improve liquidity and reduce future interest expense.

As a result of the Company’s strong recovery in 2010, certain extraordinary compensation actions implemented in 2009 were reversed. Specifically, salary increases for all non-union employees including executive officers, payment of matching contributions under the 401(k) Plan and Supplemental 401(k) Plan, and annual incentive plan payments were reinstated in 2010.

During 2010, the Company also took the following actions to further align the interests of executive officers with those of shareholders and to enhance the Company’s compensation practices:

o	On June 23, 2010, the Compensation Committee approved a formal separation policy for certain senior executives, including the CEO. The Committee determined that the adoption of the separation policy obviated the need for a continued employment agreement with the CEO. That agreement expired, pursuant to its terms, on December 31, 2010.

o	The change in control form of agreement covering new executives was amended to eliminate the tax gross-up and modified single trigger provisions.

o	An anti-hedging provision was incorporated into the Company’s Insider Trading Policy.

o	Executive allowances were eliminated to improve transparency and simplify the compensation program.

The Company’s strong financial performance in 2010 resulted in maximum payouts under the 2010 Annual Incentive Plan. Accordingly, annual cash compensation for the executive officers was above market median, consistent with the plan design of delivering pay that is above median for performance that greatly exceeds targeted results. This was in contrast to 2009 during which weak financial performance resulted in annual cash compensation levels below market median. This was also consistent with the incentive plan design of delivering less than competitive pay for results that fall below the Company’s performance targets. Long-term incentive grants made to executive officers, although higher in grant value due primarily to stock price improvement from 2009, remained below the market median due to limited share availability. With the approval of the 2010 Long-Term Incentive Plan and strong stock price appreciation, long-term incentive grants to executive officers in 2011 will be targeted at the market median, consistent with the Company’s pay philosophy.

Compensation Philosophy and Objectives

The primary objectives of the Company’s executive compensation program are:

o	To provide a total compensation opportunity designed to attract, retain and align the efforts of an experienced and high-performing senior management team toward the achievement of the financial goals of the Company and growth in shareholder value;

o	To reward the achievement of specific annual and long-term financial goals and align the interests of executives with those of shareholders;

o	To target executive compensation levels for base salary, annual incentives and long-term incentive compensation at the 50th percentile of the competitive market, which includes Ferro’s peer companies and additional companies that participate in a similar industry and have comparable revenues, to ensure the Company’s ability to compete in the market for executive talent;

o	To target appropriate portions of long-term incentive compensation, when necessary, toward retention of our executive team; and

o	To ensure that compensation plans are designed with a strong “pay-for-performance” relationship and that the actual compensation paid to executives is aligned and correlated with financial performance results and changes in shareholder value.

Compensation Committee Oversight

The Compensation Committee of the Board (the “Committee”) is responsible for establishing, implementing and monitoring adherence to the Company’s compensation philosophy for the CEO and the other members of the Senior Management Committee. The Committee sets the compensation of the Company’s executive officers, recommends to the Board compensation for the Directors and committee Chairs and oversees compensation and benefit plans and policies of the Company generally.

In carrying out its oversight responsibilities, the Committee is supported by external executive compensation consultants and management. The Committee has the sole authority to retain (and terminate) any consultants used to evaluate the Company’s executive compensation.

The nature of this support is summarized below:

Role of External Compensation Consultants.  During 2010, the Committee initially retained Towers Watson and later, beginning in the third quarter, transitioned to Pay Governance LLC as the Committee’s executive compensation consulting firm (the “Compensation Consultant”). Neither Towers Watson nor Pay Governance LLC provided any other services to the Company during 2010.

The Compensation Consultant reports directly to the Committee and provides expertise to management and the Committee on the design of appropriate pay plans, analysis of the effectiveness of existing plans and the market-competitiveness of base salary, annual incentive levels and long-term incentive awards. The Compensation Consultant, with the knowledge and approval of the Committee, also provided advice to management and the Committee on the competitive elements of the separation policy and the revised form change in control agreement put in place during 2010, as well as on the pay program for non-employee Directors.

In fulfilling this role, the Compensation Consultant provides the Committee with competitive market data from two main sources. Compensation data is collected and analyzed from the proxies for Ferro’s peer group of specialty chemical companies in the S&P index and from other Mid-Cap companies. The peer group is selected based on factors including company size (e.g., revenues and employees), products, end-use markets and degree of global operations. Ferro’s peer group of companies that the Compensation Consultant analyzed for 2010 was updated to reflect Ferro’s growth in sales since the prior peer group was established in 2005. The 2009 sales for the new peer group companies generally ranged from one-half to two times Ferro’s sales and these companies overlapped significantly with Ferro’s businesses and end-use markets. Ferro’s peer group of companies for 2010 included the following:

A. Schulman, Inc.	PolyOne Corporation.
Albemarle Corporation	RPM International Inc.
Arch Chemicals	Rockwood Holdings, Inc.
Cabot Corporation	Sensient Technologies Corporation
Cytec Industries Inc.	Sigma-Aldrich Corporation
FMC Corporation	Stepan Company
H.B. Fuller Company	Valhi, Inc.
The Lubrizol Corporation	Valspar Corporation
Nalco Company

In addition to reviewing the proxies of peer group companies, the Compensation Consultant reviews data obtained from nationally recognized compensation surveys that include hundreds of companies comparable in revenues to Ferro but from a broader range of industries. These additional data help confirm results found in the proxies of Ferro’s peers and represent the broader market within which the Company competes for senior executives. Data from both sources are used to develop “competitive” base salaries, annual bonuses, total cash compensation (salary plus bonus), long-term incentives and total direct compensation (cash compensation plus long-term incentives) for the CEO and other executive officers. These results serve as a basis for the annual review of the Company’s pay programs done by the Compensation Consultant for the Committee and for advising the Committee with respect to the effectiveness and competitiveness of the pay program. The Committee and the CEO use this information to establish base salaries, annual incentives and long-term incentive awards. The Compensation Committee approves all pay decisions related to the Senior Management Committee.

Role of Management.  Management of the Company supports the Committee in its assessment of executive compensation, implements decisions made by the Committee and ensures that the Company’s compensation plans are administered in accordance with the provisions of the plans. The Company’s Vice President, Human Resources and Director, Compensation provide the Compensation Consultant with information concerning executives’ responsibilities, compensation, benefits, Company financial data and business goals as necessary for them to complete their work for the Committee. The CEO and Vice President, Human Resources participate in an advisory capacity in the Committee’s meetings, including the annual compensation review in February each year, provide the Committee with data and analyses and make recommendations with respect to awards under the long-term incentive program. The Committee makes its decisions with respect to the compensation of the CEO in executive session.

Current Compensation Program

The Company’s current compensation program includes a base salary, an annual incentive, long-term incentives, retirement benefits and a deferred compensation plan. Executive allowances were eliminated in 2010. In addition, the Company provides its executives with protection in the event of fundamental changes in the Company’s ownership and control through change in control agreements. A separation policy, put in place in 2010, provides executives with specified payments in the event of a termination by the Company without “cause” or by the executive for “good reason”. The total compensation and the individual elements of compensation are periodically reviewed by the Committee based upon data provided by the Compensation Consultant on market practices of peers, as well as other companies comparable in size to Ferro. The competitive market provides a larger range of companies and more information regarding the compensation of officers than the data from Ferro’s peer companies because certain officers’ information is not available in the public disclosure by peer companies. Each element of the Company’s compensation program is discussed below.

Base Salary.  An executive’s base salary is cash compensation that is generally not at risk and is paid to the executive regardless of the performance of the Company in a particular year. The amount of base salary is reviewed on an annual basis and adjusted, if warranted, to reflect scope of responsibilities, individual performance and external market conditions. The Company targets base salary at the 50th percentile of the competitive market but considers other factors, including individual performance and experience, internal pay equity and scope and influence of the position, in setting an individual’s base salary and overall compensation level. This helps ensure the Company’s ability to compete in the market for executive talent while maintaining fixed compensation costs at levels that are comparable to other companies of similar size.

Annual Incentives.  The Company’s Annual Incentive Plan (the “AIP”) provides an executive with an opportunity to earn additional cash compensation based upon the achievement of pre-determined Company financial and personal performance goals for the year. The AIP is designed to deliver incentive payouts at the 50th percentile of the competitive market for achievement of target performance levels. Target incentive opportunities, performance metrics and performance goals are established by the Committee after reviewing and discussing management’s recommendations and are communicated to participants near the beginning of each year. The financial AIP goals are linked to the financial goals in the annual operating plan approved by the Board of Directors and, for 2010, determine 80% of an executive’s bonus. Personal performance goals, weighted at 20% in 2010, are established at the beginning of the year and are closely linked to the Company’s business and strategic objectives. At the Committee’s discretion, AIP payments earned by the CEO and each Senior Management Committee member related to established financial goals may be adjusted upward or downward by as much as 20% to reflect individual performance in a given year. In addition, the Committee may adjust AIP performance results to account for certain special charges in exceptional or extraordinary circumstances where the effects of the item are auditable.

Long-Term Incentives.  In April 2010, the Company’s shareholders approved the 2010 Long-Term Incentive Plan (the “2010 LTIP”). The 2010 LTIP replaced the earlier 2006 Long-Term Incentive Compensation Plan (the “2006 LTIP”). (The 2006 LTIP and the 2010 LTIP constitute the Company’s Long-Term Incentive Plan and are collectively referred to as the “LTIP” in this Executive Compensation Discussion & Analysis.) Grants in February of 2010 were made under the 2006 LTIP but all future grants will be made under the 2010 LTIP. The Company also has outstanding option awards under the 2003 Long-Term Incentive Plan (the “2003 LTIP”) and the Employee Stock Option Plan.

The LTIP is a critical component of the compensation program. It is designed to promote Ferro’s long-term financial interests and growth by attracting, retaining and motivating high-quality key employees and Directors and aligning their interests with those of the Company’s shareholders. The LTIP is administered by the Committee. Management proposes to the Committee the employees who will participate in the program and the number of shares to be granted to each participant. The Committee reviews, discusses and approves the types and number of awards to be made to each participant and approves the terms, conditions and limitations applicable to each award. The Committee delegates authority to the CEO, within pre-established limitations, to make awards to newly-hired employees or current employees who are not executive officers during the course of the year. Long-term incentive grant values are targeted at the 50th percentile of the competitive market, but may be adjusted after consideration of factors that include share availability, burn rate, and unusual changes in stock price.

The LTIP allows the Company to award six different types of long-term incentives, i.e., stock options, stock appreciation rights, restricted shares, performance shares, other common stock-based awards (such as phantom common stock units and deferred common stock units) and dividend equivalent rights. In 2010, the Committee authorized two types of LTIP awards — stock options and restricted shares. Stock options, comprising 80 to 85% of the targeted grant award value, provide strong alignment with shareholder returns. Restricted stock grants are directed towards retention of the executive team. The basic terms of those awards are described below:

o	Stock Options. Stock options are issued with an exercise price at no less than the closing market price of Ferro Common Stock on the date the options are granted. Stock options granted in 2010 had a maximum term of ten years and vest evenly over the first four anniversaries of the grant date. Stock option grants made on or after February 24, 2011 will vest evenly over the first three anniversaries of the grant date. After receiving the recommendation of management, the Committee determines which employees receive stock options and the number of option shares granted to employees in accordance with the terms of the LTIP.

o	Restricted Shares. Restricted shares are shares of Common Stock that are forfeitable if certain conditions are not satisfied. Under the terms of the LTIP, restricted shares that vest based solely on the lapse of time may not vest in whole in less than three years from the date of grant and no installment of an award may vest in less than 12 months. The restricted shares granted to executive officers by the Committee in 2010 vest three years from the date of grant. These shares vest only if the executive is employed by the Company at the end of the vesting period or if his or her employment was ended due to death, disability or a change in control during that period. At the end of the vesting period, the executive receives shares of the Company’s Common Stock and the nominal amount of any dividends paid on such shares during the three-year vesting period. The executive will be obliged to hold the shares remaining, after satisfying any tax withholding obligations, for a period of two years after the end of the vesting period. This approach strengthens the retention aspects of the Company’s pay program, consistent with one of its key principles.

The Committee generally makes all LTIP awards at its meeting on a pre-determined date in February. The exercise price of any awards, including stock option strike price, is determined by the closing price of Ferro Common Stock on the NYSE on the date the Committee approves the grants. From time to time during the year, the Committee (or the CEO pursuant to the authority delegated to him by the Committee) may award shares to a new hire or to a current employee. In such cases, the strike price of the grant is based on the closing price of the Ferro Stock on the NYSE on the date the award is granted which, in the case of new hires, is the first date he or she is employed.

Retirement Benefits.  In previous years, the Company offered its employees a defined benefit plan, known as the Ferro Corporation Retirement Plan (the “DB Plan”), and, for executive employees, a supplemental defined benefit program, known as the Ferro Corporation Supplemental Defined Benefit Plan for Executive Employees (the “Supplemental DB Plan”). The DB Plan and the Supplemental DB Plan provided employees annuity payments in retirement according to pre-determined formulas. Effective March 31, 2006, the DB Plan and the Supplemental DB Plan were “frozen” for purposes of future accruals. The plans have been frozen as to new entrants since July 1, 2003. Mr. Thomas, who was hired prior to July 1, 2003, is the only executive officer who has earned a benefit under the DB Plan and under the Supplemental DB Plan.

Consequently, the primary retirement benefits for executive officers in 2010 and going forward are a qualified defined contribution 401(k) plan, the Ferro Corporation Savings and Stock Ownership Plan (the “401(k) Plan”) and its companion non-qualified defined contribution plan, the Ferro Corporation Supplemental Defined Contribution Plan for Executive Employees (the “Supplemental 401(k) Plan”). The Supplemental 401(k) Plan provides participants with Company contributions that would have been made to their 401(k) and basic pension contribution accounts under the 401(k) Plan, were it not for tax law limitations. The Supplemental 401(k) Plan allows participants the option of a deemed investment in either Ferro Common Stock or the stable asset fund under the 401(k) Plan. No premium or guaranteed investment return is provided. In March 2009, the Company announced that it was temporarily suspending matching contributions under the 401(k) Plan and supplemental matching contributions under the Supplemental 401(k) Plan for all non-union employees effective with the first pay period on or after March 15, 2009. The Company reinstated the matching contributions to the 401(k) Plan and the Supplemental 401(k) Plan in April of 2010.

Deferred Compensation Plan.  Senior Management Committee members are eligible to participate in the Ferro Corporation Deferred Compensation Plan for Executive Employees (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, participants may elect to defer a percentage of their annual salary, as well as their annual bonus and/or performance share payout, to be paid at a certain time specified by the participant and consistent with the terms of the plan. The Deferred Compensation Plan allows participants the option of a deemed investment in either Ferro Common Stock or the stable asset fund under the 401(k) Plan. No premium or guaranteed investment return is provided. There are no executive officers participating in the plan at this time and, due to the low levels of participation, the Deferred Compensation Plan election process was suspended for 2010 and 2011.

Executive Allowance and Other Benefits.  Executive allowances, which had been paid on an annual basis to the CEO and other Senior Management Committee members, were eliminated for 2010 to increase transparency and simplify the compensation program. Salary adjustments were made in 2010, in part, to compensate for the elimination of the executive allowances. Additionally, during 2010, the Committee adopted a separation policy for executive officers, consistent with recommended compensation practices and policies.

Change in Control Agreements.  For many years, the Board has recognized that, as is the case with many publicly-held corporations, there is always a possibility of a fundamental change in the Company’s ownership and control through a “change in control.” Any such threatened or actual change in control would create uncertainties and raise questions that could result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. In light of these facts, the Board determined that appropriate steps needed to be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control. Consequently, the Company has entered into change in control agreements with each of the executive officers. These agreements were revised effective January 1, 2009, for the primary purpose of compliance with Internal Revenue Code Section 409A. Change in control agreements offered to new executives during 2010 do not include an excise tax gross-up or a modified single trigger provision. For additional information on payments to executive officers as a result of a change in control, see the discussion under Employment Agreements and Termination and Change in Control Payments beginning on page 35 below.

Executive Compensation Process in 2010

The onset of the recession and the associated drop in sales and earnings that occurred beginning in the fourth quarter of 2008 caused the Committee to reconsider its approach for long-term incentive awards for 2009 and 2010. Goal setting was particularly difficult during this period as a result of extraordinary levels of economic uncertainty. In addition, the Committee was concerned about retaining the management team in light of the recent decline in the Company’s stock price, which resulted in an “underwater” position of most prior stock options grants and a reduction in expected payouts for outstanding performance share grants because of the unlikelihood of meeting performance targets. After discussing these concerns with the Compensation Consultant and considering other factors such as share availability, burn rate and the desire to avoid potential windfall pay gains as the economy improved, the Committee decided to modify the mix of long-term incentive awards granted to executive officers in 2009 to consist of only stock options and restricted shares. The Committee decided not to grant performance shares due to the difficulty of setting multi-year performance goals in an uncertain economic environment. The Committee decided to continue this approach for grants made in 2010. Due primarily to limited share availability, grants made in 2010 were similar in number of shares to those made in 2009. Competitive market long-term incentive data and stock price, therefore, were not primary considerations since there were insufficient shares to grant at the 50th percentile of the competitive market.

Accordingly, at its February 25, 2010, meeting, the Committee made long-term incentive grants to the CEO and Senior Management Committee, split between stock options and restricted shares. Mr. Kirsch was awarded 270,000 stock options and 53,500 restricted shares; Ms. Bailey and Messrs. Murry and Thomas were each awarded 60,000 stock options and 12,500 restricted shares; and Mr. Duesenberg was awarded 35,000 stock options and 8,000 restricted shares. The grant date value of these awards was at the 28th percentile of the competitive market.

Also, at its February 25, 2010, meeting, the Committee reviewed current levels of pay for the Senior Management Committee. The Committee considered the market data provided by the Compensation Consultant, the increase in job responsibilities assumed by Messrs. Murry and Thomas as a result of organization changes made in October of 2009, the decision to eliminate the executive allowances effective in 2010 and the recommendations of the Chief Executive Officer. After discussion, the Committee approved the following changes: Ms. Bailey, who was below the market median, received a 2.85% increase; Mr. Duesenberg, who was also below the market median, received a 6.8% increase; Mr. Murry, who was slightly above market median, received a 4.2% increase and Mr. Thomas, who was below market median, received a 17% increase. In addition, Ms. Bailey and Messrs. Duesenberg, Murry and Thomas received an additional $9,600 salary adjustment to compensate for the elimination of their executive allowances effective in 2010. The Committee also decided to increase the AIP target percentages for Messrs. Murry and Thomas from 55% to 60%, in recognition of their expanded job responsibilities. These changes brought executive officers’ target bonuses and target cash compensation levels in line with the median of competitive market data, consistent with the Company’s pay philosophy.

Mr. Kirsch’s base salary rate, which was in the bottom quartile of the market data, was increased from $725,000 to $850,000 bringing him to market median. In addition, Mr. Kirsch received a $35,000 salary adjustment to compensate for the elimination of his executive allowance effective in 2010. Mr. Kirsch’s AIP target of 100% was consistent with market median and, therefore, no adjustment was made.

On February 15, 2011, the Committee reviewed the Company’s performance compared to the goals for the AIP. The AIP goals established for all participants worldwide, including the named executive officers, included the following Company level metrics: (i) gross margin; (ii) operating margin; (iii) operating profit; (iv) inventory days; (v) accounts receivable days and (v) personal performance goals. Threshold, target and maximum levels for each metric were established and communicated at the beginning of the year. These metrics were selected to focus management’s efforts on working capital management and improving the level and quality of operating earnings.

Actual results, which met or exceeded maximum on all metrics, were as follows:

		2010 AIP Goals(1)(2)
		Threshold	Target	Maximum
Metrics	Weighting	25% Payout	100% Payout	200% Payout	Actual

Gross Margin Percentage(3)	20%	21.8%	22.8%	23.8%	27.1%

Operating Margin Percentage(4)	15%	5.0%	6.2%	7.4%	11.1%

Operating Profit(5)	15%	$75.6	$94.5	$113.4	$192.0

Inventory Days(6)	15%	52	49	46	45

Accounts Receivable Days(7)	15%	70	68	66	56

Personal Performance Goals	20%	25%	100%	200%	200%

(1)	In millions, except days and percentages; (2) please note 2010 results represent only past performance of the Company and are not necessarily indicative of future results; (3) gross profit, excluding special charges, as a percentage of sales excluding precious metals; (4) operating profit, excluding special charges, as a percentage of sales excluding precious metals; (5) operating profit, excluding special charges; (6) average inventory divided by average cost of goods sold per day, excluding special charges; (7) average accounts receivable divided by average sales per day.

Note:  For Gross Margin Percentage, Operating Margin Percentage and Operating Profit, better performance is indicated by higher values. For Inventory Days and Accounts Receivable Days, better performance is indicated by lower values.

The Committee also reviewed and discussed the accomplishments of each executive officer with respect to the 2010 personal performance goals specified in the following chart.

Personal Performance Goals	NEOs Responsible for Goal	Results

Deliver the operating plan	Kirsch, Murry & Thomas
Operating plan exceeded on all financial metrics

Occupational Safety & Health Administration (“OSHA”) reportable injuries of 67 for the year, down from 71 in 2009, and lowest OSHA recordable injury rates in Ferro history

Execution of restructuring initiatives	Kirsch, Murry & Thomas	Fifteen separate multi-year restructuring projects completed in 2010; in total, fixed cost reduction targets were exceeded

Continue to deleverage the company and strengthen the balance sheet	Kirsch, Miklich	Achieved leverage ratio of 1.3, well below target of 2.5

Implement a corporate capital financing strategy	Kirsch, Miklich	Completed a total debt restructuring with new five-year revolver of $350M and eight-year high yield bond of $250M

Advance enterprise risk management program	Kirsch, Duesenberg	Program designed; risks, responsible executives, and related actions identified

Retention & development of leadership talent	Kirsch, Miklich, Murry, Thomas	Succession and development plans in place for two levels below SMC; talent management leader hired and priorities identified and budgeted for 2011 Leadership team voluntary turnover at 5%

Define three-year corporate transition strategy to accelerate profitable growth	Kirsch, Miklich, Murry, Thomas	Strategic review of growth strategies with Board in June; proceeding with agreed upon approach including identification of acquisition candidates Continuing to evolve financial and growth strategies

Finance/IS function goals

o   Enhance skills and effectiveness of the financial organization

o   Complete IS review and determine roadmap for the future

o   Standardize financial management and Board reporting
Miklich
Key leadership and organization changes implemented

IS review and roadmap completed resulting in approval for launch of Ferro Business Systems initiative in 2011

Improved, standardized reporting implemented

Legal function goals o Enhance compliance program with emphasis on legal & ethical training o Improve commercial contract review process	Duesenberg	Completed Code of Conduct training for global workforce Improved contract review process through establishing a common database for standard form agreements and creating a clause bank

At their meeting on February 24, 2011, after review and discussion, the Committee determined that maximum performance had been attained and therefore approved the following AIP payouts: Mr. Miklich $255,000; Mr. Murry $468,000; Mr. Thomas $468,000; and Mr. Duesenberg $330,000. Likewise, the Committee approved an AIP payout of $1,770,000 for Mr. Kirsch. Total annual cash compensation for 2010 for Mr. Kirsch and the other executive officers, was significantly above targeted levels as a result of the maximum attainment on the AIP. Long-term incentive compensation was below median, due to limited share availability and stock price. As a result of more than competitive annual compensation and less than competitive long-term incentives, the Company’s total compensation for the executive officers was positioned between the 50th and 75th percentiles.

Stock Ownership Guidelines

Ferro has had stock ownership guidelines for its Directors and executive officers since 1998 reinforcing one of the key objectives of the Company’s pay program, the alignment of pay with the interests of shareholders. The guidelines are reviewed and updated periodically to ensure they achieve their intended purpose. The current guidelines require the CEO and other Senior Management Committee members to achieve target ownership levels of 150,000 shares and 30,000 shares, respectively, by December 31, 2011. Newly hired executives have five years to achieve their target ownership level. Currently, Messrs. Kirsch, Miklich, Murry, Thomas and Duesenberg have exceeded 100% of their full ownership guideline.

For non-employee Directors, the stock ownership guideline is 10,000 shares. New non-employee Directors have five years from the date of election to achieve the target ownership level. Currently, all non-employee Directors have achieved the target ownership level.

Shares of Common Stock deemed to be owned by each executive officer and Director include shares owned outright with no restrictions, restricted share grants, shares owned in the 401(k) Plan, shares deemed to be invested in Ferro Common Stock through the Deferred Compensation Plan and Supplemental 401(k) Plan, 20% of vested options that are “in-the-money” by more than 30%, and shares represented by deferred stock units granted to non-employee Directors.

Section 162(m) Limitation

Section 162(m) of the Internal Revenue Code generally provides that certain compensation in excess of $1.0 million per year paid to a company’s chief executive officer and any of its three highest paid executive officers is not deductible by a company unless the compensation qualifies for an exception. Section 162(m) provides an exception for performance-based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goals, are satisfied. The LTIP contains the provisions necessary to qualify certain awards under the LTIP under the Section 162(m) exception and preserve the tax deductibility to the Company of compensation paid to executives under these plans in the future.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Ferro’s management the Compensation Discussion & Analysis set forth above. Based on the review and discussions noted above, the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in Ferro’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Richard J. Hipple, Chair
Richard C. Brown
Gregory E. Hyland
William B. Lawrence
Ronald P. Vargo

Compensation Policies and Practices as Related to Risk Management

The Compensation Committee and management do not believe that Ferro maintains compensation policies or practices that are reasonably likely to have a material adverse effect on Ferro. As part of a larger enterprise risk management review, during 2010 Ferro reviewed its compensation policies and practices with respect to executive and non-executive employees to ensure that Ferro’s compensation program continues to align the interests of Ferro’s employees with those of Ferro’s shareholders and does not create any unnecessary or excessive risk. In addition, the Compensation Committee annually analyzes Ferro’s compensation program when establishing executive compensation to ensure that they do not encourage unnecessary or excessive risk-taking and determined that the compensation policies or practices are not reasonably likely to have a material adverse effect on Ferro.

Compensation Committee Interlocks and Insider Participation

During 2010, no officer or employee of Ferro served as a member of the Compensation Committee. Also, during 2010, there were no interlocking relationships (as described in Item 407(e)(4) of SEC Regulation S-K) between members of the Compensation Committee and Ferro.

Plans Described in This Proxy Statement

Where
Plan Name	Described	Abbreviation

Annual Incentive Plan	Page 20	“AIP”

2010 Long-Term Incentive Plan	Page 20	“2010 LTIP”

2006 Long-Term Incentive Plan	Page 20	“2006 LTIP”

2003 Long-Term Incentive Compensation Plan	Page 20	“2003 LTIP”

The 2010 LTIP and the 2006 LTIP	Page 20	“LTIP”

Employee Stock Option Plan	Page 20	N/A

Ferro Corporation Retirement Plan	Page 21	“DB Plan”

Ferro Corporation Supplemental Defined Benefit Plan for Executive Employees	Page 21	“Supplemental DB Plan”

Ferro Corporation Savings and Stock Ownership Plan	Page 21	“401(k) Plan”

Ferro Corporation Supplemental Defined Contribution Plan for Executive Employees	Page 21	“Supplemental 401(k) Plan”

Ferro Corporation Deferred Compensation Plan for Executive Employees	Page 21	“Deferred Compensation Plan”

2010 EXECUTIVE COMPENSATION

The following table shows the elements of compensation paid or earned during 2010, 2009 and 2008 to the Chief Executive Officer and the Chief Financial Officer and to the Company’s other three highest-paid executive officers as of December 31, 2010:

Summary Compensation Table

							Change
							in
							Pension
							Value
							and
							Non-
							Qualified
						Non-Equity	Deferred	All
Name and				Stock	Option	Incentive Plan	Compensation	Other
Principal Position	Year	Salary(1)	Bonus(2)	Awards(3)	Awards(4)	Compensation(5)	Earnings(6)	Compensation(7)	Total
		$	$	$	$	$	$	$	$
James F. Kirsch	2010	885,000	0	441,375	1,530,900	1,770,000	0	115,268	4,742,543
Chairman, President and	2009	711,031	362,500	73,295	112,700	0	0	73,043	1,332,569
Chief Executive Officer	2008	725,000	0	1,303,130	610,280	0	0	217,904	2,856,314

Thomas R. Miklich(8)	2010	206,234	0	91,500	301,800	255,000	0	7,103	861,637
Vice President and
Chief Financial Officer

Michael J. Murry	2010	390,000	0	103,125	340,200	468,000	0	33,975	1,335,300
Vice President,	2009	357,967	100,375	17,125	19,600	0	0	28,515	523,582
Electronic, Color and Glass Materials	2008	365,000	0	206,257	104,500	0	0	50,846	726,603

Peter T. Thomas	2010	390,000	0	103,125	340,200	468,000	43,394	53,293	1,398,012
Vice President,	2009	318,738	89,375	17,125	19,600	0	43,784	32,678	521,300
Polymer and Ceramic Engineered Materials	2008	325,000	0	206,257	104,500	0	6,153	58,847	700,757

Mark H. Duesenberg(9)	2010	330,000	0	66,000	198,450	330,000	0	28,619	953,069
Vice President,	2009	294,220	75,000	10,960	17,150	0	0	22,281	419,611
General Counsel and Secretary	2008	86,561	0	153,216	147,750	0	0	45,044	432,571

Sallie B. Bailey(10)	2010	195,461	100,000	103,125	340,200	208,470	0	934,489	1,881,745
Former Vice President and	2009	357,967	209,500	17,125	29,400	0	0	35,724	649,716
Chief Financial Officer	2008	365,000	100,000	309,817	158,840	0	0	62,238	995,895

(1)	Salary. The amounts in this column consist of salary actually paid, and therefore they reflect the mid-year hiring of Messrs. Miklich and Duesenberg in 2010 and 2008, respectively, and the mid-year termination of Ms. Bailey. For a description of the base salary rate in this column relating to 2010, see the Executive Compensation Discussion & Analysis on page 17 above. During 2009, many salaried employees, including the executive officers listed in this table who were employed then, were required to take a one-week, unpaid furlough, which is reflected in the figures in this column for 2009.

(2)	Bonus. The amounts in this column generally consist of discretionary or guaranteed payments as bonuses. The amounts for 2009 in this column include amounts paid under the AIP relating to that year because they were considered discretionary under SEC rules. The amounts for 2010 under the AIP are listed in the “Non-Equity Incentive Plan Compensation” column of this table because, under SEC rules, they were primarily non-discretionary and based on pre-determined financial measurements. For a discussion of the AIP, see the Executive Compensation Discussion & Analysis on page 20 above. In addition, the figures in this column that relate to Ms. Bailey include the first, second and third of three $100,000 installments of the retention bonus paid to her in 2008, 2009 and 2010. For a description of Ms. Bailey’s retention bonus, see Employment Agreements and Termination and Change in Control Payments on page 35.

(3)	Stock Awards. The figures reported in this column are based on performance share and restricted share awards made under the LTIP. Specifically, the figures represent performance share awards made in 2008 for the three-year performance period beginning January 1, 2008. Those values are based upon the probable outcome of the relevant performance goals. Performance shares were not awarded in 2009 and 2010. The figures in this column also include the aggregate grant date fair value of restricted shares awarded to the executive officers listed in this table in 2008, 2009 and 2010, computed in accordance with the Financial Accounting Standards Board’s (“FASB”) FASB Accounting Standards CodificationTM (“ASC”) Topic 718, Compensation — Stock Compensation. Changes in SEC rules relating to the 2010 Proxy Statement altered the requirement that the figures in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year with respect to all outstanding awards granted to such individuals. Consequently, 2008 figures for executive officers listed in this column will be the same as previously reported in the 2010 Proxy Statement, but they will differ from the figures previously reported for 2008 in the 2009 Proxy Statement. The maximum value of these awards (i.e., the award-date value of the performance share awards computed at maximum performance plus the award-date value of any restricted shares) for 2008 is as follows: Mr. Kirsch ($1,777,780), Mr. Murry ($288,242), Mr. Thomas ($288,242), Mr. Duesenberg ($153,216) and Ms. Bailey ($433,266). Mr. Duesenberg, who began his employment on September 17, 2008, received only restricted shares for 2008, while Mr. Miklich, who began his employment on July 7, 2010, did not receive any stock awards for 2008 and 2009. The maximum award-date value of these awards for 2009 and 2010 are as reflected in this column of the table because there were no performance-based equity awards (i.e., performance shares awarded) in 2009 and 2010 and restricted share amounts in this column reflect the award date values. The valuation methodology used to calculate the figures in this column is described in footnote 13 (Stock-Based Compensation) in the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. For a description of the Company’s performance share awards and restricted share awards, see the Executive Compensation Discussion & Analysis on page 20 above.

(4)	Option Awards. The figures reported in this column are based on stock option awards made under the LTIP equal to the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Changes in SEC rules that took effect beginning with the 2010 Proxy Statement altered the requirement that the figures in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year with respect to all outstanding awards granted to such individuals. Consequently, 2008 figures for executive officers listed in this column will be the same as previously reported in the 2010 Proxy Statement, but they will differ from the figures previously reported for that year in the 2009 Proxy Statement. The valuation methodology used to calculate the figures in this column is described in footnote 13 (Stock-Based Compensation) of the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. For a description of the Company’s stock option awards, see the Executive Compensation Discussion & Analysis on page 20 above.

(5)	Non-Equity Incentive Plan Compensation. The amounts in this column consist of any AIP payments based primarily on predetermined financial measurements relating to the year indicated. The figure in this column for Mr. Miklich is a prorated AIP amount based on his mid-2010 hire date. The figure in this column for 2010 for Ms. Bailey was calculated consistent with her termination of employment on July 2, 2010 and is equal to the amount Ms. Bailey would have earned under the AIP if she had been employed on the last day of 2010, based on the actual level of performance attained for 2010 and prorated based on the time she was employed in 2010, but deeming personal performance for purposes of the calculation to be at the target level. See footnote 10 to this table for more information regarding Ms. Bailey’s termination of employment. The amounts under the AIP relating to 2010 were paid in March 2011. See also the Grants of Plan-Based Awards on page 30 for the estimated future payouts under this plan for threshold, target and maximum attainments. Due to the discretionary determination of bonuses under the AIP for 2009, consistent with SEC rules, the AIP payout to the executive officers relating to 2009 appears in the Bonus column of this table and not this column. For a discussion of the AIP, see the Compensation Discussion & Analysis on page 20 above.

(6)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings. Amounts in this column include the change in value under the Company’s defined benefit pension plans: the DB Plan and the Supplemental DB Plan. As of July 1, 2003, the DB Plan and the Supplemental DB Plan were frozen as to participation for new hires and, as of March 31, 2006, the plans were generally frozen as to future benefit accruals. Mr. Thomas is the only executive officer listed in this table who is eligible for a benefit under the DB Plan or the Supplemental DB Plan because he was hired before July 1, 2003. However, he did not accrue any additional benefits after 2006 because the plans were frozen as to future benefit accruals. Consequently, the changes in pension value listed in this table for Mr. Thomas, relating to 2008, 2009 and 2010, are due to the changes in present value factors that are required to be updated each year. In addition, as a result of a change in the measurement date under SEC rules, the measurement period for 2008 is the 15-month period ending December 31 of that year. The measurement periods for 2009 and 2010 are the 12-month periods ending December 31, 2009 and December 31, 2010, respectively. For additional information regarding these plans, please see the Executive Compensation Discussion & Analysis on page 21 above and Post-Employment Compensation on page 34 below.

(7)	All Other Compensation. The amounts in this column for 2010 include (a) Company matching contributions and the basic pension contribution under the 401(k) Plan, (b) supplemental Company matching contributions and the supplemental basic pension contribution under the Supplemental 401(k) Plan, (c) amounts taxable to each of the named executives relating to group term life insurance under Internal Revenue Code Section 79, and (c) amounts paid in connection with the termination of Ms. Bailey’s employment.

(a) and (b)	The 2010 amounts in this column include Company contributions made under the 401(k) Plan and the Supplemental 401(k) Plan, regardless of the vesting status of those contributions. Company contributions under the 401(k) Plan and the Supplemental 401(k) Plan vest 20% for each year of service, with full vesting after five years of service. For a description of the 401(k) Plan and the Supplemental 401(k) Plan, see the Executive Compensation Discussion & Analysis on page 21 above.

(c)	The Company provides U.S. salaried and certain hourly employees with group term life insurance coverage. The Company provides one times base salary (or, if greater, $50,000) of coverage (up to a maximum of $1 million of coverage) at no charge to the employee, and the employee can elect to pay for more coverage. Internal Revenue Code Section 79 requires that a certain portion of employer-paid life insurance coverage be included in gross income for federal income tax purposes. The 2010 amounts in this column include the taxable amount of the group term life insurance coverage.

(d)	The amounts for Ms. Bailey include the following payments made in connection with Ms. Bailey’s termination of employment in 2010: (i) a severance payment totaling $577,500, that is equal to 18 months of Ms. Bailey’s base salary prior to the termination of her employment, (ii) a payment of $346,500, that is equivalent to 1.5 times the annual incentive that Ms. Bailey would have earned under the AIP for 2010 assuming that performance had been attained at the target level, and (iii) payment of $10,000 to a firm for the provision of outplacement services. See footnote 10 to this table below for more information regarding Ms. Bailey’s termination of employment.

During 2008 and 2009, the Company provided members of the Senior Management Committee with a fixed annual executive allowance of $35,000 for the CEO and $9,600 for each other executive officer. For 2010, the Company no longer provides the members of the Senior Management Committee with a fixed annual allowance and the base salaries of the Senior Management Committee have been adjusted accordingly. The amounts in this column for Mr. Duesenberg for 2008 and 2009 include company-paid relocation expenses of $37,706 and $1,448, respectively.

(8)	Mr. Miklich began employment with the Company on July 7, 2010.

(9)	Mr. Duesenberg began employment with the Company on September 17, 2008.

(10)	On July 2, 2010, Ms. Bailey’s employment as Vice President and Chief Financial Officer was terminated. Under the Company’s Executive Separation Policy, the Company entered into a Separation and Release Agreement with Ms. Bailey pursuant to which the Company made certain severance payments. See footnotes 5 and 7(d) to this table above and Employment Agreements and Termination and Change in Control Payments on page 35 below.

Grants of Plan-Based Awards

The following table sets forth information regarding 2010 awards under the AIP and under the LTIP, i.e., awards of performance shares, restricted shares and stock options to each of the executives named in the Summary Compensation Table:

Grants of Plan-Based Awards

		Estimated
		Future
		Payouts	Estimated Future
		Under	Payouts Under Equity Incentive Plan				Exercise
		Non-Equity	Awards(2)		All	All	or Base	Grant Date
		Incentive			Other	Other	Price of	Value of Stock
	Grant	Plan	Restricted	Stock	Stock	Option	Option	and Option
Name	Date	Awards(1)	Shares(3)	Options(4)	Awards	Awards	Awards(5)	Awards(6)
	Date	$	Shares	Shares	Shares	Shares	$/Share	$
James F. Kirsch

AIP Threshold		221,250
AIP Target		885,000
AIP Maximum		1,770,000

Restricted Shares	2/25/2010		53,500					441,375

Stock Options	2/25/2010			270,000			8.25	1,530,900

Thomas R. Miklich(7)

AIP Threshold		31,875
AIP Target		127,500
AIP Maximum		255,000

Restricted Shares	07/07/10		12,500					91,500

Stock Options	07/07/10			60,000			7.32	301,800

Michael J. Murry

AIP Threshold		58,500
AIP Target		234,000
AIP Maximum		468,000

Restricted Shares	2/25/2010		12,500					103,125

Stock Options	2/25/2010			60,000			8.25	340,200

Peter T. Thomas

AIP Threshold		58,500
AIP Target		234,000
AIP Maximum		468,000

Restricted Shares	2/25/2010		12,500					103,125

Stock Options	2/25/2010			60,000			8.25	340,200

Mark H. Duesenberg

AIP Threshold		41,250
AIP Target		165,000
AIP Maximum		330,000

Restricted Shares	2/25/2010		8,000					66,000

Stock Options	2/25/2010			35,000			8.25	198,450

Sallie B. Bailey(8)

AIP Threshold		57,750
AIP Target		231,000
AIP Maximum		462,000

Restricted Shares	2/25/2010		12,500					103,125

Stock Options	2/25/2010			60,000			8.25	340,200

(1)	This column contains the possible payouts under the AIP. See Executive Compensation Discussion & Analysis on page 20 above for a discussion of the AIP. For the 2010 AIP, 80% is based on the achievement of financial metrics, while 20% is based on achievement of personal performance goals. The AIP target percentages for 2010 are multiplied by the executive’s base annual salary rate to arrive at the target amount in this table. The AIP target percentages for 2010 are 100% for Mr. Kirsch, 60% for Messrs. Miklich, Murry, Thomas and 50% for Mr. Duesenberg. The AIP threshold reflects 25% of the applicable target percentage and the AIP maximum reflects 200% of the applicable target percentage. The actual payout of the AIP for 2010 appears in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 28 above. See the Executive Compensation Discussion & Analysis on page 23 above for more information on the 2010 AIP.

(2)	The only plan-based awards granted to executive officers in 2010 were restricted shares and stock options. Performance shares were not awarded in 2010. See the Executive Compensation Discussion & Analysis on page 20 above for a discussion of all three of those types of plan-based awards.

(3)	The amounts reported in this column represent restricted shares awarded to each executive officer in 2010 under the LTIP. No exercise price or other consideration is paid by the executive officers with respect to restricted share awards. These restricted shares vest three years after the grant date. See the Executive Compensation Discussion & Analysis on page 20 above for a discussion of restricted shares.

(4)	The amounts in this column are the number of underlying stock options awarded to each executive officer in 2010 under the LTIP. The options have a maximum term of ten years and vest evenly at 25% per year on each annual anniversary of the grant date over four years. In the case of death, retirement, disability or change in control, the options become 100% vested and exercisable for the remainder of their applicable term. See the Executive Compensation Discussion & Analysis on page 20 above for a discussion of stock options.

(5)	The amount reported in this column is the per share exercise price of the stock options, which represents the closing price on the NYSE for the Company’s Common Stock on the date of grant.

(6)	The amounts reported in this column were calculated as follows: for restricted shares, the grant date value of $8.25 ($7.32 for Mr. Miklich) per share was multiplied by the number of shares awarded, and for stock options, the grant date value of $5.67 ($5.03 for Mr. Miklich) per option was multiplied by the number of stock options. The restricted share awards are valued at the closing market price of Ferro’s Common Stock on the date of the grant reduced by the discounted value of expected interest on the dividends associated with these shares. The fair value of each stock option on the grant date is determined using the Black-Scholes option pricing method, as further described on page 81 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. See also footnotes 3 and 4 to the Summary Compensation Table on page 28 above.

(7)	The Estimated Future Payouts of Non-equity Incentive Compensation relating to Mr. Miklich reflect a 50% proration due to his mid-year hire date.

(8)	Consistent with Ferro’s LTIP and Executive Severance Policy, following Ms. Bailey’s termination of employment, all of Ms. Bailey’s restricted share and stock option awards set forth in this table were unvested and therefore were forfeited. For a description of the Executive Severance Policy, see Employment Agreements and Termination and Change in Control Payments on page 35. For the actual AIP payout for 2010 pursuant to the terms of her termination of employment on July 2, 2010, see the Non-Equity Incentive Plan Compensation column of, and footnote 5 to, the Summary Compensation Table on page 28 above.

Outstanding Equity Awards, Option Exercises and Vesting of Stock Awards

The following table sets forth information with respect to each of the executives named in the Summary Compensation Table regarding vested and unvested options and stock awards held as of December 31, 2010:

Outstanding Equity Awards

	Option Awards					Stock Awards
									Equity
							Market		Incentive
							Value	Equity	Plan
			Equity				of	Incentive	Awards:
			Incentive			Number	Shares	Plan	Market or
	Number		Plan			of	or	Awards:	Payout
	of	Number of	Awards:			Shares	Units	Number of	Value of
	Securities	Securities	Number of			or Units	of	Unearned	Unearned
	Underlying	Underlying	Securities			of Stock	Stock	Shares,	Shares,
	Unexercised	Unexercised	Underlying			That	That	Units or	Units or
	Options	Options	Unexercised	Option	Option	Have	Have	Other Rights	Other Rights
	That Are	That Are Not	Unearned	Exercise	Expiration	Not	Not	That Have	That Have
Name	Exercisable	Exercisable	Options	Price	Date	Vested(1)	Vested(1)	Not Vested(2)	Not Vested(2)
	Shares	Shares	Shares	$	Date	Shares	$	Shares	$
James F. Kirsch(3)

Stock Options	125,000	0		21.15	10/18/14
Stock Options	140,000	0		20.69	02/16/16
Stock Options	112,500	37,500		21.99	02/06/17
Stock Options	73,000	73,000		17.26	02/28/18
Stock Options	3	172,500		1.37	02/25/19
Stock Options	0	270,000		8.25	02/25/20

Restricted Shares						48,000	702,720
Restricted Shares						53,500	783,240
Restricted Shares						53,500	783,240

Performance Shares								27,500	402,600

Thomas R. Miklich(4)

Stock Options	0	60,000		7.32	07/7/20
Restricted Shares						12,500	183,000

Performance Shares								0	0

Michael J. Murry(5)

Stock Options	44,000	0		21.01	07/11/15
Stock Options	22,750	0		20.69	02/16/16
Stock Options	22,125	7,375		21.99	02/06/17
Stock Options	12,500	12,500		17.26	02/28/18
Stock Options	23	30,000		1.37	02/25/19
Stock Options	0	60,000		8.25	02/25/20

Restricted Shares						7,200	105,408
Restricted Shares						12,500	183,000
Restricted Shares						12,500	183,000

Performance Shares								4,750	69,540

Peter T. Thomas(6)

Stock Options	2,500	0		23.60	02/09/11
Stock Options	3,000	0		25.50	02/11/12
Stock Options	7,000	0		21.26	02/28/13
Stock Options	7,500	0		26.26	02/09/14
Stock Options	8,500	0		19.39	02/07/15
Stock Options	15,500	0		20.69	02/16/16
Stock Options	18,750	6,250		21.99	02/06/17
Stock Options	12,500	12,500		17.26	02/28/18
Stock Options	33	30,000		1.37	02/25/19
Stock Options	0	60,000		8.25	02/25/20

Restricted Shares						7,200	105,408
Restricted Shares						12,500	183,000
Restricted Shares						12,500	183,000

Performance Shares								4,750	69,540

Mark H. Duesenberg(7)

Stock Options	12,500	12,500		21.28	09/17/18
Stock Options	8,749	26,251		1.37	02/25/19
Stock Options	0	35,000		8.25	02/25/20

Restricted Shares						7,200	105,408
Restricted Shares						8,000	117,120
Restricted Shares						8,000	117,120

Performance Shares								0	0

Sallie B. Bailey(8)

Stock Options	0	0

Restricted Shares						0	0

Performance Shares								0	0

(1)	Shares listed in this column are restricted share awards made under the 2006 LTIP and the 2010 LTIP (each of which vest three years after the grant date). The value of the actual payout will be the number of shares times the closing share price on the NYSE of Ferro Common Stock on the date prior to the payout date; however, the value set forth in the table is based on the closing share price on the NYSE of Ferro Common Stock as of December 31, 2010.

(2)	Shares listed in this column are performance share awards for the 2008-2010 performance period made under the LTIP. With these awards, the actual number of shares on which the payout will be based for each three-year performance period will depend upon the level of achievement during such period and can equal up to twice the number of shares awarded. For the 2008-2010 performance period, the performance measures are based on cumulative earnings before interest, taxes, depreciation and amortization (EBITDA) and return on invested capital. If such measurements have been achieved as of the last day of the performance period, the award becomes payable. Payouts are generally made one-half in cash and one-half in shares and are rounded, unless such amounts are deferred by the executive. The value of the actual payout will be the number of shares earned times the average closing share price on the NYSE for Ferro Common Stock for the days in which the shares traded during the first ten calendar days of the last month of the three-year performance period (December 2010); however, the value set forth in the table is based on the closing share price on the NYSE for Ferro Common Stock as of December 31, 2010, and assumes that the target performance goals have been precisely achieved for each performance period.

(3)	Mr. Kirsch’s unvested option awards reported in the table vest as follows: for grant date 2/6/07: 37,500 vest on 2/6/11; for grant date 2/28/08: 36,500 vest on 2/28/11 and 36,500 vest on 2/28/12: for grant date 2/25/09: 57,500 vest on 2/25/2011; 57,500 vest on 2/25/2012; and 57,500 vest on 2/25/2013; and for grant date 2/25/10: 67,500 vest on 2/25/11; 67,500 vest on 2/25/12; 67,500 vest on 2/25/13; and 67,500 vest on 2/25/14.

(4)	Mr. Miklich’s unvested option awards reported in the table vest as follows: for grant date 7/7/10: 15,000 vest on 7/7/11; 15,000 vest on 7/7/12; 15,000 vest on 7/7/13; and 15,000 vest on 7/7/14.

(5)	Mr. Murry’s unvested option awards reported in the table vest as follows: for grant date 2/6/07: 7,375 vest on 2/6/11: for grant date 2/28/08: 6,250 vest on 2/28/11 and 6,250 vest on 2/28/12; for grant date 2/25/09: 10,000, vest on 2/25/2011; 10,000 vest on 2/25/2012; and 10,000 vest on 2/25/2013; and for grant date 2/25/10: 15,000 vest on 2/25/11; 15,000 vest on 2/25/12; 15,000 vest on 2/25/13; and 15,000 vest on 2/25/14.

(6)	Mr. Thomas’ unvested option awards reported in the table vest as follows: for grant date 2/6/07: 6,250 vest on 2/6/11: for grant date 2/28/08: 6,250 vest on 2/28/11 and 6,250 vest on 2/28/12; for grant date 2/25/09: 10,000, vest on 2/25/2011; 10,000 vest on 2/25/2012; and 10,000 vest on 2/25/2013; and for grant date 2/25/10: 15,000 vest on 2/25/11; 15,000 vest on 2/25/12; 15,000 vest on 2/25/13; and 15,000 vest on 2/25/14.

(7)	Mr. Duesenberg’s unvested option awards reported in the table vest as follows: for grant date 9/17/2008: 6,250 vest on 9/17/11 and 6,250 vest on 9/17/12; for grant date 2/25/2009: 8,750 vest on 2/25/11; 8,750 vest on 2/25/12; and 8,750 vest on 2/25/13; and for grant date 2/25/10: 8,750 vest on 2/25/11; 8,750 vest on 2/25/12; 8,750 vest on 2/25/13; and 8,750 vest on 2/25/14.

(8)	Consistent with Ferro’s LTIP and Executive Severance Policy, following Ms. Bailey’s termination of employment all of Ms. Bailey’s unvested stock options, restricted shares and performance shares were forfeited. Further, 90 days after Ms. Bailey’s termination any unexercised vested options expired. For a description of the Executive Severance Policy, see Employment Agreements and Termination and Change in Control Payments on page 35.

The following table sets forth for each of the executives named in the Summary Compensation Table the exercises of stock options and an estimate of the vesting of stock awards under the Company’s LTIP during the fiscal year ended December 31, 2010:

Option Exercises and Stock Vested

	Option Awards		Stock Awards(1)
	Common Stock		Common Stock
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise	Exercise	Vesting	Vesting
	Shares	$	Shares	$
James F. Kirsch	57,497	596,819	24,365	364,988

Thomas R. Miklich	0	0	0	0

Michael J. Murry	9,977	102,065	4,209	63,043

Peter T. Thomas	9,967	103,457	4,209	63,043

Mark H. Duesenberg	0	0	0	0

Sallie B. Bailey	14,992	103,895	0	0

(1)	The number of shares listed in these columns is the total number of shares under stock awards that became vested during 2010, namely shares relating to the 2008-2010 performance share awards under the LTIP. The total number of shares was calculated based on total attainment of 88.6% and, therefore, 53,300 performance shares vested in 2010. In addition, no restricted shares vested in 2010.

Post-Employment Compensation

The following table sets forth the accumulated benefits under the DB Plan and the Supplemental DB Plan (collectively, the “DB Program”) for each of the executives named in the Summary Compensation Table:

Pension Benefits

		Number of Years	Present Value of	Payments During
Name	Plan	of Credited Service	Accumulated Benefit	Last Fiscal Year
		Years	$	$
James F. Kirsch	-	-	-	-

Thomas R. Miklich	-	-	-	-

Michael J. Murry	-	-	-	-

Peter T. Thomas(1)	DB Plan	7.0833	182,731

	Supplemental DB Plan	7.0833	156,045

Mark H. Duesenberg	-	-	-	-

Sallie B. Bailey	-	-	-	-

(1)	These amounts reflect Mr. Thomas’ accumulated present values of his benefit under the DB Plan and his benefit under the Supplemental DB Plan, each as of the applicable measurement date of December 31, 2010, used for financial reporting purposes for the 2010 fiscal year. Mr. Thomas is fully vested in his DB Program benefit because he has more than the required five years of service for vesting purposes. His credited service is limited to 7.0833 years due to the freeze of the DB Program on March 31, 2006 (including a freeze on credited service used to calculate the amount of his benefits under the DB Program). The “Present Value of Accumulated Benefit” was calculated based on certain assumptions made by the Company’s actuaries, including those regarding discount rate and mortality, which are consistent with DB Program disclosures. As a result of the differences in assumptions and methodology between the SEC’s rules for disclosure and the terms of the Supplemental DB Plan (which involve different calculation dates, interest rates and mortality assumptions), the present value of Mr. Thomas’ accumulated benefits in this table is not the same as the present value of his Supplemental DB Plan benefits that actually would have been paid to him under the terms of the Supplemental DB Plan using the measurement date of December 31, 2010. In addition, Mr. Thomas’ DB Plan benefit will not be payable to him in the form of a lump sum.

Under the DB Program, an eligible participant who retires at age 65 with at least 30 years of service will receive a monthly benefit equal to 50% of the monthly average of the participant’s highest five consecutive calendar years of compensation (which includes base salary and certain incentive payouts), reduced for 50% of the monthly primary social security benefits. Benefits are subject to reduction for service of less than 30 years and for commencement prior to age 65 (age 60 for certain eligible elected officers). Service in excess of 30 years is not taken into account for accrual of retirement benefits. DB Plan benefits are payable in a life annuity form with 120 monthly payments guaranteed (“Life Annuity”). Depending on the outcome of a participant’s benefit calculations, and consistent with the plan document and Internal Revenue Code Section 409A, Supplemental DB Plan benefits may be payable in a Life Annuity and/or those benefits may be commuted and paid in one or two lump sum payments. Furthermore, the benefits payable under the Supplemental DB Plan to an eligible participant are conditioned upon the execution of, and compliance with, a non-competition, non-solicitation, non-disparagement and confidentiality agreement.

The Company’s United States defined benefit pension program for salaried and certain hourly employees was significantly changed in 2003 and 2006. Effective July 1, 2003, new hires were not eligible for participation in the DB Program. In addition, effective March 31, 2006, benefits accrued for active employees who were participating in the DB Program were frozen. (This freeze did not affect the benefits of then-current retirees, former employees or employees hired on or after July 1, 2003.) Beginning April 1, 2006, the affected employees joined salaried and certain hourly employees in the United States who were hired on or after July 1, 2003, in receiving an additional basic pension contribution each year from the Company under the 401(k) Plan, and as executives, they are also eligible to receive the supplemental basic pension contribution under the Supplemental 401(k) Plan.

Ms. Bailey and Messrs. Kirsch, Miklich, Murry and Duesenberg, who were hired after June 30, 2003, were never eligible for participation in the DB Program. Of the executives listed in the Summary Compensation Table, only Mr. Thomas participated in these plans during 2010 because he was hired before July 1, 2003. See the Change in Pension Value and Non-qualified Deferred Compensation Earnings column of the Summary Compensation Table on page 28 above for information regarding the change in value of Mr. Thomas’ benefits under the DB Program for 2010.

Non-Qualified Deferred Compensation

The following table sets forth information regarding non-qualified deferred compensation plans for 2010 with respect to each of the executives named in the Summary Compensation Table:

Non-Qualified Deferred Compensation

				Aggregate	Aggregate
	Executive’s	Company’s	Aggregate	Withdrawals/	Balance at
Name	Contributions	Contributions(1)	Earnings(2)	Distributions	December 31, 2010(3)
	$	$	$	$	$
James F. Kirsch	0	101,150	133,381	0	406,258

Thomas R. Miklich(4)	0	0	0	0	0

Michael J. Murry	0	19,146	42,302	0	115,911

Peter T. Thomas	0	27,531	44,834	0	130,088

Mark H. Duesenberg	0	12,213	1,529	0	15,711

Sallie B. Bailey(5)	0	0	15,126	0	39,851

(1)	Amounts in this column are included as part of each executive’s 2010 compensation in the “All Other Compensation” column of the Summary Compensation Table on page 28 above.

(2)	Aggregate Earnings in 2010 consist of deemed gains and/or losses.

(3)	Amounts in this column relating to the Supplemental 401(k) Plan account include any vested and non-vested portions. Company contributions under the Supplemental 401(k) Plan vest 20% for each year of vesting service, with full vesting after five years of vesting service. See footnote 5 to this table regarding Ms. Bailey’s benefit under the Supplemental 401(k) Plan.

(4)	Mr. Miklich was not a participant in the Supplemental 401(k) Plan in 2010 under the terms of that plan because he was hired in the middle of that year. His Supplemental 401(k) Plan participation began on January 1, 2011.

(5)	Ms. Bailey’s employment terminated in July 2010. Under the Supplemental 401(k) Plan, the participant’s account is frozen as of the end of the month in which that participant’s employment terminates, and the vested portion is the participant’s benefit payable under the Plan. The amount shown in this column for Ms. Bailey reflects the balance of her vested amount as of July 31, 2010, which is the end of the month in which her employment terminated. Under the Supplemental 401(k) Plan and Internal Revenue Code Section 409A, Ms. Bailey could not receive payment of her plan benefit until January 2011. Accordingly, Ms. Bailey received the vested portion of her Supplemental Plan Account in the gross amount of $39,851 in January 2011.

The non-qualified deferred compensation plans in this table consist of the Deferred Compensation Plan and the Supplemental 401(k) Plan. There are no Company Contributions under the Deferred Compensation Plan, and, among the executive officers listed in this table, none had an account balance as of December 31, 2010.

Under the Supplemental 401(k) Plan, participants may receive a supplemental matching contribution and/or a supplemental basic pension contribution. These are primarily contributions that would have been made to the account of a participant in the 401(k) Plan but for the application of Federal tax law limitations. There are no employee contributions under the Supplemental 401(k) Plan. Under the Supplemental 401(k) Plan, each executive officer listed in this table had an account balance as of December 31, 2010 (other than Mr. Miklich who was not eligible to participate in the plan in 2010 — see footnote 4 to the table above).

The Supplemental 401(k) Plan permits participants the option of a deemed investment in either Company Common Stock or the stable asset fund under the 401(k) Plan. During 2010, all of the Company’s contributions under the Supplemental 401(k) were deemed invested in Company Common Stock for the named executive officers, and earnings include any deemed dividends, gains and losses. No actual shares of Company Common Stock are held by the Supplemental 401(k) Plan.

Employment Agreements and Termination and Change in Control Payments

Employment Agreement.  The only employment agreement with an executive officer in effect in 2010 was with Mr. Kirsch. On September 24, 2010, the Compensation Committee notified Mr. Kirsch of the Board’s intent not to renew the agreement when the current term expired on December 31, 2010 because of the Compensation Committee’s view that the Company’s adoption in June 2010 of the Executive Separation Policy (described below) obviated the need for the employment agreement. That agreement expired, pursuant to its terms, on December 31, 2010.

The Company and Mr. Kirsch entered into the employment agreement when Mr. Kirsch joined the Company on October 18, 2004. The agreement was amended effective December 31, 2008, to reflect changes in Mr. Kirsch’s status and salary and to revise the manner in which certain benefits are provided in order to comply with Section 409A of the Internal Revenue Code (“Section 409A”). The agreement was renewable for one-year periods and terminated on Mr. Kirsch’s death, employment termination due to disability, voluntary termination, involuntary termination (with or without cause) or if not renewed.

Mr. Kirsch’s base salary rate for 2010 was $885,000. His target bonus was 100% of his base salary rate in 2010. Mr. Kirsch is also eligible for awards under the Company’s LTIP, including awards of stock options, performance shares and restricted shares, to the extent determined by the Compensation Committee of the Board, and to participate in other benefit plans generally available to senior management.

If Mr. Kirsch’s employment were to end on account of an involuntary “Termination Without Cause” (as that term is defined in his employment agreement), the Company would be obligated to:

o	Pay Mr. Kirsch a lump sum severance payment (subject to any required delay in payment as a result of Section 409A) equal to two times his full year’s compensation (base salary plus targeted annual bonus);

o	Provide Mr. Kirsch continued participation in certain of Ferro’s employee benefit programs for up to 24 months;

o	Provide Mr. Kirsch outplacement services; and

o	Under certain circumstances, reimburse Mr. Kirsch for legal fees he incurs as a result of his termination of employment.

If Mr. Kirsch’s employment had terminated without cause on December 31, 2010, he would have been entitled to cash compensation of $3,540,000, continuation of group health benefits with an estimated value of $26,742, and outplacement services with an estimated value of up to $25,000. If Mr. Kirsch’s employment had terminated due to disability, and long-term disability benefits had not been available to him under the Company’s long-term disability plan, he would have been eligible for the severance payment and benefits relating to Termination Without Cause described above. If Mr. Kirsch’s employment were terminated under the Change in Control Agreement (defined below), then the terms of the Change in Control Agreement, and not the employment agreement, would govern.

The Company’s payment and benefit continuation obligations would cease if Mr. Kirsch were to breach any of his agreements contained in the Company’s standard employee confidentiality agreement or if Mr. Kirsch were to decline to sign and return, or revoke, a release agreement containing the standard noncompetition, nonsolicitation, nondisparagement and confidentiality commitments the Company ordinarily requires of executives who receive additional benefits or payments on termination of employment.

Employment Inducement Agreements.  Ms. Bailey joined the Company on January 2, 2007. Pursuant to her offer letter from the Company, Ms. Bailey received a sign-on bonus of $100,000 during 2007 and earned an additional retention bonus of $300,000, which was paid in equal installments of $100,000 on the first, second and third anniversary of her employment with Ferro.

With the expiration of Mr. Kirsch’s employment agreement on December 31, 2010 and the payment of the third of three installments of the retention bonus to Ms. Bailey (and her subsequent termination of employment in 2010), other than customary offer letters and confidentiality and non-compete agreements, the Company is not a party to any employment agreements with any of the executives named in the Summary Compensation Table.

Executive Separation Policy.  On June 23, 2010, the Compensation Committee approved a formal separation policy for certain senior executives, including the CEO. The policy outlines the expected separation payments to certain senior executives if their employment is terminated without “cause” or if an executive officer terminates his or her employment for “good reason.” Under the policy, eligible senior executives will receive the following benefits:

o	a lump sum payment equal to 24 months of salary and target level bonus in the case of the CEO or 18 months of salary and target level bonus for certain other senior executives;

o	a pro-rated bonus for the portion of the year of termination that the executive officer was employed based on actual performance against bonus plan targets;

o	continuation of health benefits for 24 months for the CEO or 18 months for certain other executive officers; and

o	outplacement services for 24 months in an amount not to exceed $25,000 in the aggregate for the CEO or 12 months in an amount not to exceed $10,000 in the aggregate for certain other executive officers.

Payments are designed to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Separation benefits under the policy are payable only if (i) the executive officer has executed an agreement for non-competition, non-solicitation, confidentiality, non-disparagement (and, if specified by the Company, arbitration) and a release of all claims that the executive may have against the Company, its officers, fiduciaries, directors, agents and employees and (ii) the executive agrees to provide reasonable assistance and cooperation with the Company concerning business or legal related matters about which the executive possesses relevant knowledge or information. The Compensation Committee may modify or terminate this policy from time to time; however, any modification or termination will not affect the rights of any executive whose termination or departure preceded such modification or termination.

On July 2, 2010, Ms. Bailey left her position at the Company. In connection with her departure, and in conjunction with the Company’s Executive Separation Policy, Ms. Bailey entered into a Separation Agreement and Release. Under the Separation Agreement and Release, Ms. Bailey received a cash payment of $577,500, which is equal to 18 months salary and a cash payment of $346,500, which is equal to 1.5 times the annual incentive that Ms. Bailey would have earned under the Company’s annual incentive plan for 2010, assuming that performance had been attained at the “target” level. These cash payments were made in two installments with $490,000 paid within 30 days of the effective date of the Separation Agreement and the remainder paid in January 2011, which was within 30 days after the first day of the seventh month following the effective date of the Agreement. In addition, consistent with her termination of employment Ms. Bailey received a payment equal to the amount Ms. Bailey would have earned under the AIP if she had been employed on the last day of 2010, based on the actual level of performance attained for 2010 and prorated based on the time she was employed in 2010, but deeming personal performance for purposes of the calculation to be at the target level. See the non-equity equity incentive plans column of the Summary Compensation Table on page 28 and footnotes 5, 7(d) and 10 to that table for more information regarding Ms. Bailey’s termination of employment. Further, Ms Bailey is entitled to continued participation in the medical and dental plans for the earlier of 18 months or the date Ms. Bailey becomes eligible for coverage provided through another employer, and outplacement services for 12 months in an amount not to exceed $10,000. The Separation Agreement and Release also contains a release of claims and certain restrictive covenants, including confidentiality, non-competition, non-solicitation, and non-disparagement obligations.

Termination Payments.  The Executive Separation Policy governs the separation pay and benefits that the Company will provide to executive officers if their employment with the Company terminates under certain circumstances. The AIP provides an executive with an opportunity to earn additional cash compensation based upon the achievement of pre-determined financial goals for the fiscal year. See the Annual Incentives discussion of the Executive Compensation & Discussion Analysis on page 20 above for a discussion of this plan. If an executive’s employment is terminated without “cause” or if an executive officer terminates his or her employment for “good reason,” then the policy will provide for any AIP-related payments. In other termination situations payment of any AIP is governed by the AIP itself. Under the AIP, if the executive’s employment terminates as a result of retirement, death or disability, the executive will receive a prorated AIP payout based on his or her annual rate of base salary at retirement and actual AIP results for that year (provided that the executive worked for a minimum of three months during the plan year) or, in other termination situations, the executive will not receive any AIP payment for the year in which his or her employment terminates.

The executives are eligible to participate in the Supplemental 401(k) Plan. See Non-Qualified Deferred Compensation on page 35 above for a discussion of this plan. If an executive’s employment terminates for any reason, he or she will receive the portion, if any, of his or her account that had vested prior to January 1, 2005 (plus earnings) soon after the end of the month in which the termination occurs, and any remaining vested portion of his or her account will be paid six months following the termination of employment. Each executive’s account vests 20% per year, with full vesting upon the completion of five years of employment. Alternatively, the executive’s account fully vests upon attainment of age 65, disability, death or a change in control. If the executive dies on the date of termination or during the six months following termination, the payment will be made as of the date of death. The form of the payment, whether stock or cash, is dependent upon the executive’s election. If his or her employment with the Company terminated as of December 31, 2010, each executive would have been entitled to receive the following amount under the Supplemental 401(k) Plan: Mr. Kirsch ($406,258), Mr. Murry ($115,911), Mr. Thomas ($130,088) and Mr. Duesenberg ($6,284). Ms. Bailey’s employment was terminated on July 2, 2010 and, consistent with the terms of Supplemental 401(k) Plan and IRC Section 409A, she received a distribution under the plan in the gross amount of $39,851 in January 2011. Mr. Miklich, who began in employment in the middle of 2010, was not eligible to participate in the plan in 2010. Mr. Miklich began participation in the plan on January 1, 2011.

Mr. Thomas is the only executive named in the Summary Compensation Table who participates in the DB Plan and the Supplemental DB Plan because these plans are available only to executives who were hired prior to July 1, 2003 (when the DB Plan was frozen as to new hires). If Mr. Thomas’ employment terminates, under the Supplemental DB Plan, he would receive the portion, if any, of his benefit under the plans that had vested prior to January 1, 2005 (or he could begin the payment of that benefit in the form of an annuity) soon after the end of the month in which the termination occurs, and any remaining vested portion of his account will be paid in a lump sum six months following the termination of his employment. If Mr. Thomas’ employment had terminated on December 31, 2010, then his estimated benefit under the Supplemental DB Plan would have been $120,583. In addition, if Mr. Thomas’ employment had terminated on December 31, 2010, he would receive a benefit under the DB Plan in the form of an annuity, with 120 monthly payments guaranteed, beginning as early as January 1, 2011, in the gross amount of $1,071 per month (which includes a reduction for early commencement). Benefit Accruals under both the DB Plan and the Supplemental DB Plan (including those of Mr. Thomas) were frozen on March 31, 2006. See Post-Employment Compensation on page 34 for a discussion of these plans.

The executives are also eligible to participate in the LTIP. (See the discussion of Long-Term Incentives in the Executive Compensation Discussion & Analysis on page 20 above for a description of the LTIP.) The LTIP allows the Company to award different types of long-term incentives; however, the Compensation Committee has only awarded stock options, performance shares and restricted shares. For stock options, if an executive leaves the Company under the Executive Separation Policy or for any reason other than a change in control, death, disability or retirement, he or she has three months to exercise stock options that were vested as of the date of separation and any options that were not vested as of the date of separation from service are forfeited. If there is a change in control (whether or not the executive is terminated) or the executive leaves the Company as a result of death, disability or retirement, all options previously awarded to such executive are fully vested and remain exercisable for the rest of the applicable option period.

For performance shares, if an executive leaves the Company under the Executive Separation Policy or for any reason other than a change in control, death, disability or retirement, then he or she is entitled to the value of the performance shares that have vested for completed performance share periods, which will be provided to the executive in the form of a cash payment equal to 50% of the value of the performance shares and the other 50% will be in the form of Ferro Common Stock. Any performance shares for any performance share period that has not been completed are forfeited. If the executive leaves as a result of death, disability or retirement, the executive will receive prorated vesting of performance shares for performance periods that have not been completed as of the date of separation, which will be provided to the executive after the end of the performance period in the form of a cash payment equal to 50% of the value of the performance shares and the other 50%

will be in the form of Ferro Common Stock. For a description of the effect of a change in control on performance share awards, see the Change in Control Payments discussion on page 40 below.

Restricted shares were granted under the LTIP to certain executives in 2008, 2009 and 2010. Those restricted shares vest three years from the date of grant. If the executive leaves during the three-year vesting period other then due to death, disability or a change in control, then the restricted shares are forfeited. If the executive leaves during the three-year vesting period due to death, disability or a change in control, then the restricted shares will vest and the executive will receive the restricted shares. See Executive Compensation Discussion & Analysis on page 20 for a discussion of restricted shares.

The table below shows the estimated value of the payments under the LTIP for each of the executives named in the Summary Compensation Table (other than Ms. Bailey whose employment terminated in July 2010) if they had left the Company on December 31, 2010:

Estimated Payments on Termination

	Resignation or
	Termination by the
	Company
	(Other Than by
	Reason of a Change		Death or
Name	in Control)(1) (2)	Retirement(3)	Disability(3)
	$	$	$
James F. Kirsch

Stock Options	0	0	4,014,415
Restricted Shares	0	0	1,539,640
Performance Shares	364,988	364,988	364,988

Thomas R. Miklich (4)

Stock Options	0	0	439,200
Restricted Shares	0	0	183,000
Performance Shares	0	0	0

Michael J. Murry

Stock Options	0	0	781,500
Restricted Shares	0	0	340,136
Performance Shares	63,043	63,043	63,043

Peter T. Thomas

Stock Options	0	781,500	781,500
Restricted Shares	0	0	340,136
Performance Shares	63,043	63,043	63,043

Mark H. Duesenberg (5)

Stock Options	0	0	688,100
Restricted Shares	0	0	230,336
Performance Shares	0	0	0

Sallie B. Bailey (6)

Stock Options	0	0	0
Restricted Shares	0	0	0
Performance Shares	0	0	0

(1)	Payments for stock options, performance shares and restricted shares upon termination following a change in control are set forth in the Estimated Change in Control Payments table on page 41 below.

(2)	The performance share amounts in this column equal the actual amounts earned for the 2008-2010 performance period. The stock option amounts in this column are zero because the executives would not have received accelerated vesting of any stock options in the event of the executive’s resignation or termination by the Company (other than by reason of a change in control).

(3)	The stock option amounts in the retirement and the death or disability columns show the value of additional stock options that would have vested for each executive if the executive’s employment had terminated due to retirement, disability or death and is based on the difference between the closing price of Ferro’s Common Stock on December 31, 2010, and the exercise price of in-the-money accelerated stock options. Mr. Thomas is the only officer listed in the table who would have been eligible for accelerated vesting of stock options as he is the only officer who would have been eligible for retirement on December 31, 2010. The restricted shares are forfeited upon retirement or termination of employment, but become vested upon death or disability. The performance share amounts in these columns equal the actual amount earned for the 2008-2010 performance period. There were no performance shares granted for the 2009-2011 or 2010-2012 performance periods.

(4)	Although Mr. Miklich was granted stock options and restricted shares upon hire on July 7, 2010, he was not granted any performance shares for the 2008 — 2010 performance period.

(5)	Although Mr. Duesenberg was granted stock options and restricted shares upon hire on September 17, 2008, he was not granted any performance shares for the 2008 — 2010 performance period.

(6)	Ms. Bailey’s employment terminated on July 2, 2010. The Company entered into a Separation Agreement and Release with Ms. Bailey. See Employment Agreements and Termination and Change in Control Payments on page 35 above for a discussion of the payments made to Ms. Bailey by the Company.

Change in Control Payments.  Effective December 22, 2010, the Company entered into a change in control agreement with Mr. Miklich that is substantially similar to the form of change in control agreement between the Company and other officers of the Company described below. However, the Company made the following changes to Mr. Miklich’s change in control agreement: (a) Mr. Miklich’s change in control agreement uses a revised definition of “Good Reason”, which no longer includes a voluntary resignation during the 90-day period commencing on the first anniversary of the change in control and (b) the benefits in the agreement no longer provide for an excise tax “gross-up;” but instead, provide Mr. Miklich with benefits equal to the greater (i) the payments under the agreement net of any excise taxes; or (ii) $1 less than the amount of payment that would trigger the application of excise taxes under Sections 280G of the Code.

Effective January 1, 2009, the Company entered into amended and restated change in control agreements (the “Change in Control Agreements”) with each of Messrs. Kirsch, Murry, Thomas and Duesenberg. The purpose of these agreements is to reinforce and encourage each officer’s continued attention and dedication to his or her assigned duties without distraction in the face of solicitations by other employers and the potentially disturbing circumstances arising from the possibility of a change in control of the Company.

Under the respective Change in Control Agreements, if a change in control of the Company occurs, then the following will happen:

o	If the executive’s employment is terminated for any reason other than by the Company for cause, by reason of the executive’s death or retirement or by the executive without good reason, the Company would be obligated to:

o	Pay the executive a lump sum severance payment equal to two times (three times with respect to Mr. Kirsch) the executive’s full year’s compensation (base salary plus bonus at the targeted amount) (the “Termination Payment”);

o	Provide the executive with continued participation in Ferro’s employee benefit programs for up to 24 months (36 months with respect to Mr. Kirsch), except in the event of the executive’s death;

o	Pay the executive a lump sum amount in cash equal to the pro rata portion of the executive’s annual bonus for the calendar year in which the date of termination occurs (if that termination date occurs in a calendar year following the calendar year in which the change in control occurs);

o	Pay the executive a lump sum amount in cash equal to the sum of (i) the present value of the excess of the benefits that would have been paid or payable to the executive under any defined-benefit retirement plan the executive participates in if he or she had remained employed by Ferro for an additional 24 months (36 months with respect to Mr. Kirsch) over the benefits that are payable at the time of termination plus (ii) the contributions that Ferro would have been required to make under any defined-contribution retirement plan over the 24 months (36 months with respect to Mr. Kirsch) following termination;

o	Provide the services of an outplacement firm; and

o	Maintain the executive’s indemnification insurance for at least four years.

o	If the executive’s employment is terminated by reason of death, the Company will be obligated to:

o	Pay the executive a lump sum severance payment equal to the Termination Payment; and

o	Pay the executive a lump sum amount in cash equal to the pro rata portion of the executive’s annual bonus for the calendar year in which the date of termination occurred.

In addition, within five days after the change in control occurs, the Company will be obligated to pay the executive an amount in cash (or stock if necessary for tax reasons related to the change in control) for each grant of performance shares previously awarded to the executive for any performance period that had not expired immediately before the change in control (even if the performance period has not been completed as of the date of the change in control and regardless of whether or not the executive’s employment were terminated).

Finally, with the exception of Mr. Miklich, if any of the foregoing payments is subject to an excise tax, the Company will provide a payment to cover such tax and the Company will pay the fees of tax counsel for the executive in connection with determining whether the payments will be subject to an excise tax.

These agreements limit the executives’ right to compete against Ferro after the termination of employment for a period of 24 months after the date of termination in normal circumstances and 36 months following the date of termination if all of the following conditions are met:

o	The Company has not terminated the executive’s employment because of disability;

o	The Company provides written notice to the executive not later than two months after the date of termination that the Company elects to impose the additional 12 month period; and

o	The Company pays the executive an aggregate amount equal to the executive’s base salary for the calendar year of the date of termination.

Each Change in Control Agreement also includes a non-disparagement provision that is perpetual.

The table below describes the estimated value of the payments for each of the executives named in the Summary Compensation Table (other than Ms. Bailey whose employment terminated in July 2010) would have received if there had been a change in control and the executive’s employment had been terminated as of December 31, 2010 (other than by the Company for cause, by reason of the executive’s death or retirement or by the executive without good reason):

Estimated Change in Control Payments(1)

	Payout Under
	the 2009
	Long-Term					Out-
	Incentive			Annual		placement				Excess
	Compensation			Incentive		Assistance				Parachute
	Plan plus		Health &	Plan for		and	D & O			Payment
	Vesting Stock		Welfare	2010 (at	Retirement	Executive	Coverage	Tax	Total CIC	and Tax
	Options(2)	Severance(3)	Benefits(4)	target)	Benefits(5)	Allowances	Premiums(6)	Counsel	Value	Gross Up	Total
	$	$	$	$	$	$	$	$	$	$	$

James F. Kirsch	5,919,043	5,310,000	116,206	885,000	574,488	50,000	258,352	5,000	13,118,089	6,314,596	19,432,685

Thomas R. Miklich	622,200	1,360,000	69,098	127,500	118,128	50,000	258,352	5,000	2,610,278	0	2,610,278

Michael J. Murry	1,184,984	1,248,000	51,379	234,000	130,872	50,000	258,352	5,000	3,162,587	1,420,009	4,582,597

Peter T. Thomas	1,185,117	1,248,000	58,702	234,000	311,696	50,000	258,352	5,000	3,350,867	1,550,626	4,901,493

Mark H. Duesenberg	918,436	990,000	43,901	165,000	84,828	50,000	258,352	5,000	2,515,517	1,151,406	3,666,923

(1)	Ms. Bailey’s employment terminated on July 2, 2010. As a result she is not included in this table. See Employment Agreements and Termination and Change in Control Payments on page 35 above for a discussion of the payments made to Ms. Bailey by the Company.

(2)	This column includes the aggregate amounts related to performance shares and stock options. The performance share amounts in this column equal the actual payout for the 2008-2010 performance period. The stock option and restricted stock amounts in this column show the value of additional stock options and restricted stock that would have vested for each executive if the executive’s employment had terminated due to a change in control and is based on the difference between the closing share price on the NYSE of Ferro Common Stock on December 31, 2010 and the exercise price of the in-the-money accelerated stock options.

(3)	The severance payment includes a lump sum payment equal to two times (three times with respect to Mr. Kirsch) each executive’s full year’s compensation (base salary plus bonus at the target amount).

(4)	The health and welfare benefits amounts equal the estimated value of health and welfare benefit coverage under the applicable Change in Control Agreement.

(5)	The amounts in this column include payments pursuant to the applicable Change in Control Agreement relating to the 401(k) Plan and the Supplemental 401(k) Plan. The amount for Mr. Thomas also includes payments pursuant to his Change in Control Agreement relating to the DB Plan and the Supplemental DB Plan.

(6)	The amounts in this column are based on total estimated future premiums allocated among all covered insureds.

Director Compensation

In 2010, Directors (other than Mr. Kirsch, who is an employee of the Company) were paid a quarterly retainer of $16,250 ($65,000 per annum) and in February 2010 were awarded 8,000 deferred stock units. (Mr. Pistell, who joined the Board in September 2010, did not receive deferred stock units in 2010.) The non-employee Directors do not receive a fee for attending meetings unless the total number of meetings a non-employee Director attends in a given year exceeds 24, in which case the non-employee Director would be paid $1,500 for each meeting in excess of 24. (In 2010, no director attended more than 24 meetings.) In 2010, the Chair of the Audit Committee was paid an additional quarterly fee of $5,000 ($20,000 per annum); the Chair of the Finance Committee was paid an additional quarterly fee of $2,500 for the first quarter of 2010, after which the Finance Committee was discontinued; and the Chairs of the Compensation and Governance & Nomination Committees were each paid an additional quarterly fee of $2,500 for the first quarter of 2010 and $5,000 for the subsequent quarters of 2010. Directors’ fees and other compensation for 2010 were:

Directors’ Compensation Table

	Fees			Deferred Stock Units(2)
				Number of
				Shares of
	Paid In			Common		Total
Name	Cash	Deferred(1)	Total Fees	Stock(3)	Value(4)	Compensation
	$	$	$	Shares	$	$
Richard C. Brown	65,000	0	65,000	8,000	65,520	130,520

Michael H. Bulkin(5)	0	37,500	37,500	8,000	65,520	103,020

Sandra Austin Crayton	65,000	0	65,000	8,000	65,520	130,520

Richard J. Hipple	80,000	0	80,000	8,000	65,520	145,520

Jennie S. Hwang	65,000	0	65,000	8,000	65,520	130,520

Gregory E. Hyland	65,000	0	65,000	8,000	65,520	130,520

James F. Kirsch (6)	0	0	0	0	0	0

William B. Lawrence	82,500	0	82,500	8,000	65,520	148,020

Michael F. Mee(7)	0	18,750	18,750	0	0	18,750

Timothy K. Pistell(8)	16,250	0	16,250	0	0	16,250

Perry W. Premdas(5)	0	32,500	32,500	0	0	32,500

William J. Sharp	75,000	0	75,000	8,000	65,520	140,520

Dennis W. Sullivan(9)	0	32,500	32,500	8,000	65,520	98,020

Ronald P. Vargo	80,000	0	80,000	8,000	65,520	145,520

(1)	Fees have been deferred pursuant to the deferred compensation program for Directors described below.

(2)	The deferred stock units will be paid out in an equal number of shares of Company stock after a one-year holding period unless the Directors elect to defer the payout. Messrs. Bulkin, Hipple, Lawrence, Mee, Premdas and Sullivan each elected to defer the payout of Common Stock into the Ferro Director Deferred Compensation Plan. The date of grant each year is generally the pre-determined date of the Compensation Committee meeting in February of that year.

(3)	Mr. Mee forfeited his deferred stock units upon his resignation effective March 3, 2010. Mr. Premdas forfeited his deferred stock units upon the expiration of his term at the 2010 annual meeting on April 30, 2010. The expiration of each of Mr. Bulkin’s and Mr. Sullivan’s term at the 2010 annual meeting on April 30, 2010 was treated as a retirement and as a result they did not forfeit their deferred stock units.

(4)	The amounts in this column reflect full fair value of the award on February 26, 2010, the date of grant, and are computed in accordance with FASB ASC Topic 718.

(5)	The terms of Messrs. Bulkin and Premdas expired at the 2010 annual meeting on April 30, 2010 and they did not stand for re-election.

(6)	Mr. Kirsch is not paid any additional fees for his service as a Director because he is an employee of the Company.

(7)	Mr. Mee resigned from the Board effective March 3, 2010.

(8)	Because he joined the Board of Directors during the end of the third quarter, Mr. Pistell received a single quarterly retainer and no Common Stock for his services in 2010.

(9)	Mr. Sullivan retired from the Board following the 2010 annual meeting on April 30, 2010.

Directors may defer their fees and Common Stock issuable upon settlement of the deferred stock units into the Ferro Director Deferred Compensation Plan. Amounts so deferred are invested in shares of Common Stock, and dividends on those shares are reinvested in additional shares of Common Stock. Ferro distributes the shares of Common Stock credited to a Director’s deferred account after he or she ceases to be a Director.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE
COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

Deloitte & Touche LLP served as independent registered public accounting firm to the Company in 2010 and is expected to be retained to serve in such capacity in 2011. The Board of Directors has directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting.

Shareholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by the Company’s Code of Regulations or otherwise. However, the Board of Directors is submitting the selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain Deloitte & Touche LLP, notwithstanding that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the shareholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Vote Required for Approval

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote is required for approval. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered shares present and entitled to vote on the proposal and will not have a positive or negative effect on the outcome of this proposal.

Board Recommendation

The Board of Directors recommends that you vote “FOR” the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2011. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board of Directors’ recommendation.

OTHER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION

Appointment of Independent Registered Public Accounting Firm

The Audit Committee has sole responsibility for appointing the Company’s independent registered public accountants, but will consider the outcome of the shareholder vote on ratification of any appointment.

Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since 2006 and is expected to continue as Ferro’s auditors for the year 2011. In accordance with its responsibilities under its charter and the New York Stock Exchange listing standards, the Audit Committee will assess periodically the advisability of rotating audit firms for audits in future years. Representatives of Deloitte & Touche LLP will attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees

The Audit Committee has sole responsibility, in consultation with management, for approving the terms and fees for the engagement of the independent registered public accounting firm for audits of Ferro’s financial statements and internal control over financial reporting. In addition, the Audit Committee has sole responsibility for determining whether and under what circumstances Ferro’s independent registered public accounting firm may be engaged to perform audit-related services and must pre-approve any non-audit related services performed by the independent registered public accounting firm. Under no circumstance is the Company’s independent registered public accounting firm permitted to perform services of the nature described in Section 201 of the Sarbanes-Oxley Act.

For the years ended December 31, 2010 and 2009, Deloitte & Touche LLP billed or will bill the Company fees as follows:

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Services
2010	$3,351,000	$140,000	$124,000	$15,000

2009	$4,368,000	$438,000	$831,000	$15,000

Fees noted in “Audit-Related Fees” in 2010 represents fees primarily related to registration statements filed on Forms S-3 and S-8. In 2009, fees were for a registration statement on Form S-3 filed by the Company and consultation on financial accounting and reporting matters.

Fees noted in “Tax Fees” in 2010 with respect to tax compliance services such as global assistance in preparing various types of tax returns and support of various credits was $24,000 and with respect to tax planning services such as tax restructuring activities was $100,000. Fees noted in “Tax Fees” in 2009 were with respect to tax compliance services such as global assistance in preparing tax returns and support of various credits in the amount of $397,000 and with respect to tax planning services such as tax restructuring activities and available credit analysis and support in the amount of $434,000.

Fees noted in “All Other Services” in 2010 and 2009 represent subscription fees for access to accounting research databases.

The Audit Committee has reviewed all non-audit services described above and has concluded that the provision of these non-audit services is compatible with maintaining Deloitte & Touche LLP ’s independence.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with Ferro’s management and Deloitte & Touche LLP, Ferro’s independent registered public accounting firm, the audited financial statements of the Company for the fiscal year ended December 31, 2010. The Audit Committee has also discussed with Deloitte & Touche LLP all matters required by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the communications of Deloitte & Touche LLP concerning independence and has discussed with Deloitte & Touche LLP its independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in Ferro’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Ronald P. Vargo, Chair
Sandra Austin Crayton
Dr. Jennie S. Hwang
Timothy K. Pistell

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) provides shareholders an opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement.

As described in detail under the heading “Executive Compensation Discussion & Analysis” and in the compensation tables and narrative disclosures that accompany the compensation tables, the Company’s compensation program for the named executive officers is designed to attract, motivate and retain talented executives who will provide leadership for the Company’s success. Under this program, the named executive officers are rewarded for individual and collective contributions to the Company consistent with a “pay for performance” orientation. Furthermore, the executive officer compensation program is aligned with the nature and dynamics of the Company’s business, which focuses management on achieving the Company’s annual and long-term business strategies and objectives. The Compensation Committee regularly reviews the executive compensation program to ensure that it achieves the desired goals of emphasizing long-term value creation and aligning the interests of management and shareholders through the use of equity-based awards.

The Company is asking the shareholders to indicate their support for the Company’s named executive officer compensation as described in this Proxy Statement. Accordingly, the Company asks the shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED,  that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders, including the Compensation Discussion & Analysis, the Summary Compensation Table and the other related tables and disclosure.”

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Vote Required

Although the vote is non-binding, the Company will consider the affirmative vote of a majority of the votes cast on the proposal as approval of the compensation of the Company’s named executive officers. Abstentions and broker non-votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal.

Board Recommendation

The Board of Directors recommends a vote “FOR” the proposal to approve the compensation of the Company’s named executive officers. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board of Directors’ recommendation.

PROPOSAL FOUR: ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in Proposal Three above, the Company’s shareholders are being provided the opportunity to cast an advisory vote on the Company’s compensation of its named executive officers. Pursuant to Section 14A of the Exchange Act of the 1934 (which was added by the Dodd-Frank Act), the Company must also permit shareholders to cast an advisory vote on how often the Company should include an advisory vote on the Company’s compensation of its named executive officers in its proxy materials for future annual shareholder meetings (or special shareholder meetings for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal Four, shareholders may vote to have the non-binding advisory vote on the Company’s compensation of its named executive officers every year, every two years or every three years.

The Board of Directors believes that the advisory vote on compensation for the Company’s named executive officers should be conducted every year so that shareholders may annually express their views on the Company’s compensation principles, policies and practices.

Accordingly, the following resolution is submitted for shareholder vote at the Annual Meeting:

“RESOLVED,  that the Company’s shareholders recommend, in a non-binding vote, whether a non-binding shareholder vote to approve the compensation of the Company’s named executive officers should occur every year, every two years or every three years.”

Vote Required

As an advisory vote, this proposal is non-binding. However, the Company will consider the outcome of the vote when deciding the frequency with which to present to shareholders for a non-binding vote the compensation of the Company’s named executive officers. Abstentions and broker non-votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal.

Board Recommendation

The Board of Directors recommends a vote “ONE YEAR” with respect to how frequently a non-binding shareholder vote to approve the compensation of the Company’s named executive officers should occur. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board of Directors’ recommendation.

SHAREHOLDER PROPOSALS FOR
THE 2012 ANNUAL MEETING

Any shareholder who intends to present a proposal at the 2012 Annual Meeting and who wishes to have the proposal included in Ferro’s proxy statement and form of proxy for that meeting must deliver the proposal to the Company at our headquarters at 1000 Lakeside Avenue, Cleveland, Ohio 44114-1147, not later than November 29, 2011.

Any shareholder who intends to present a proposal at the 2012 Annual Meeting other than for inclusion in Ferro’s proxy statement and form of proxy must deliver the proposal to Ferro at our headquarters at 1000 Lakeside Avenue, Cleveland, Ohio 44114-1147, no later than February 12, 2012, or such proposal will be untimely. Ferro reserves the right to exercise discretionary voting authority on the proposal if a shareholder fails to submit the proposal by February 12, 2012.

SHAREHOLDER VOTING

Under the Ohio General Corporation Law, if a shareholder desires cumulative voting for election of the Directors, then the shareholder must provide written notice to the President, a Vice President or the Secretary of Ferro at least 48 hours before the meeting. Upon announcement of this notice at the meeting, each shareholder will have cumulative voting rights. Cumulative voting means that each shareholder is entitled to that number of votes equal to the number of shares that he or she owns multiplied by the number of Directors to be elected. Each shareholder may cast all of his or her votes for a single nominee or may distribute his or her votes among as many nominees as he or she sees fit. As indicated on page 5 above, if the election of Directors is by cumulative voting, the persons appointed by the accompanying proxy intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment in order to elect four nominees for Directors. Those nominees receiving the largest number of votes for the Director positions to be filled will be elected to those positions.

MISCELLANEOUS

Ferro will bear the cost of preparing and mailing this statement, with the accompanying proxy and other instruments. Ferro will also pay the standard charges and expenses of brokerage houses, or other nominees or fiduciaries, for forwarding such instruments to and obtaining proxies from security holders and beneficiaries for whose account they hold registered title to Ferro shares. In addition to using the mail, Directors, officers and other employees of Ferro, acting on its behalf, may also solicit proxies, and Innisfree M&A Incorporated, 501 Madison Avenue, New York, NY 10022, has been retained at an estimated cost of $15,000 plus expenses, to aid in the solicitation of proxies from brokers, institutional holders and individuals who own a large number of shares. This Proxy Statement and the accompanying proxy will be sent to shareholders by mail on or about March 29, 2011.

Only the business set forth above in this notice of meeting will be acted upon at the Annual Meeting of Shareholders.

FERRO CORPORATION

By:	Mark H. Duesenberg,
Secretary

March 29, 2011

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Meeting of Shareholders of Ferro Corporation to Be Held on April 29, 2011:

This Proxy Statement and annual report to security holders are available at http://phx.corporate-ir.net/phoenix.zhtml?c=73886&p=proxy.

Note

Under rules of the Securities Exchange Commission, to minimize mailing costs we are permitted to send a single set of annual reports and proxy statements to any household at which two or more shareholders reside if they appear to be members of the same family. A number of brokerage firms have also instituted this practice with respect to the delivery of documents to shareholders residing at the same address. With this practice, however, each shareholder continues to receive a separate proxy card for voting. Any shareholder affected by this practice who desires to receive multiple copies of annual reports and proxy statements in the future should call Investor Relations at 216.641.8580.

IMPORTANT ANNUAL MEETING INFORMATION 000004 ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m. EST on April 28, 2011. • Log on to the Internet and go to www.investorvote.com/FOE • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR proposals 2 and 3. The Board recommends a vote for ONE YEAR on Proposal 4. 1. ELECTION OF DIRECTORS Nominees for terms expiring in 2014: For Withhold For Withhold For Withhold 01 — Sandra Austin Crayton 02 — Richard J. Hipple 03 — William B. Lawrence 04 — Timothy K. Pistell For Against Abstain For Against Abstain 2. Ratification of the appointment of Deloitte & Touche LLP as 3. Approval, in a non-binding advisory vote, of the the Independent Registered Public Accountant. compensation for named executive officers as disclosed in 1 Year 2 Years 3 Years Abstain this proxy statement. 4. Recommendation, in a non-binding advisory vote, for the frequency of future advisory votes on executive compensation. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. A proxy given by a corporation should be signed in the corporate name by the chairman of its board of directors, its president, vice president, secretary, or treasurer. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 U P X 1 1 0 0 1 3 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 01A0OD

YOUR VOTE IS IMPORTANT Regardless of whether you plan to attend the Annual Meeting of Stockholders you can be sure your shares are represented at the meeting by promptly returning your vote. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy Ferro Corporation This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on April 29, 2011 The undersigned shareholder of Ferro Corporation hereby appoints Mark H. Duesenberg, Thomas R. Miklich and Peter T. Thomas, and each of them, the proxies of the undersigned, with full power of substitution to vote the shares of the undersigned at the 2011 Annual Meeting of Shareholders of the Corporation and any adjournment thereof upon the proposals on the reverse side. IMPORTANT NOTICE TO PARTICIPANTS IN THE SAVINGS AND STOCK OWNERSHIP PLAN AND/OR THE 401(k) PLAN As a participant in the Ferro Corporation Savings and Stock Ownership Plan and/or the Ferro Corporation Bargaining Unit 401(k) Plan (the “Plan”), you have the right to instruct JPMorgan Chase Bank, as Trustee, to vote the shares allocated to your Plan account, as specified on the reverse side. If no instructions are given or if your voting instructions are not received on or before 10:00 am EST on April 27, 2011, the Trustee will vote the uninstructed shares in the same proportion in which it has received voting instructions. Please indicate how you wish your shares to be voted. Unless otherwise indicated, the proxies will vote FOR the election as Directors of all nominees and FOR Proposals 2 and 3, and for ONE YEAR on Proposal 4. IMPORTANT — THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE